Registration No. 033-22128-D

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXIA HOLDINGS, INC.
(Name of small business issuer in its charter)

Nevada	6510	84-1062062
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Richard Surber, President
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
(801) 575-8073
(Address, including zip code and telephone number of principal executive offices and principal place of business and name, address and telephone number of agent for service)

COPIES TO:
Russell C. Weigel, III
Attorney at Law
One Southeast Third Avenue, Suite 1750
Miami, Florida 33131
(786) 888-4567

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
$.001 Common Stock	5,000,000,000 shares	$5,000,000	$0.001	$0.001	$ 633.50

(1) The proposed maximum offering price per share is based on the proposed offering price for the shares of the registrant offered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NEXIA HOLDINGS, INC.
5,000,000,000 shares of $0.001 par value Common Stock
Purchase Price of $0.001 per share

The Offering:
Public Price $0.001 $5,000,000
Underwriting Discount *
Proceeds to Nexia Holdings, Inc.
   $4,750,000

The expenses indicated do not include legal, accounting, printing, and related costs incurred in making this offering. We will need to pay all such costs, which we estimate to be $80,000. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.

Our company, Nexia Holdings, Inc., is a Nevada corporation engaged in the business of real estate investment. We currently own and operate several buildings in the greater Salt Lake City, Utah area.

We plan to buy more investment properties which we believe are undervalued, compared to their cash flows and estimated resale value. Our acquisition strategy is to identify properties with favorable financing arrangements already in place, assume that financing, and satisfy any new down-payments with nominal cash payments or some combination of cash and our own common stock. We plan to sell our properties from time to time as favorable circumstances may permit.

* Refer to page 20, PLAN of DISTRIBUTION, Dutchess Private Equities Fund, L. P., Second Paragraph for discount information.

This offering involves a high degree of risk, and the securities offered by this prospectus are highly speculative. You should only buy this stock if you can afford to lose your entire investment. SEE "RISK FACTORS" (BEGINNING ON PAGE 7) AND ADILUTION (BEGINNING ON PAGE 17) TO READ ABOUT RISKS YOU SHOULD CAREFULLY CONSIDER BEFORE BUYING THIS STOCK.

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol “NEXH.” On December 13, 2005, the last reported sale price of the common stock on the OTC Bulletin Board was $0.0002 per share.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive 95% of the market price per share on the sale of the registered shares to Dutchess Private Equities Fund L.P.(“Dutchess” or “Selling Shareholder”) from the exercise of a funding agreement with Dutchess whereby up to a total of $10,000,000 in purchases may be made over a three year period.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether the information in this prospectus is truthful or complete. It is a criminal offense for anyone to inform you otherwise.

The information in this prospectus will be subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The Selling Shareholder may not sell these securities, nor may it accept offers to buy, until the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the Selling Shareholder sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state=s securities laws.

Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
(801) 575-8073

Offering of
5,000,000,000 Shares of Common Stock

PROSPECTUS

January 12 , 2006

First page of the prospectus

SUMMARY

The following summary highlights the more detailed information and financial statements appearing elsewhere in this prospectus. It is only a summary, it is not complete and does not convey all of the information you should consider prior to investing in the common stock. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the "Risk Factors" section beginning on page 7.

OUR BUSINESS

Nexia’s current operations consist of the acquisition, leasing and selling of real estate. Nexia currently owns and operates a 38,000 square foot retail/office building, a 15,000 square foot office building, an 11,000 square foot office building and a 7,000 square foot retail building. All of these buildings are located in the greater Salt Lake City, Utah area.

THE OFFERING

Securities Offered.	5,000,000,000 shares of common stock.

Selling Shareholders.	Dutchess Private Equities Fund, L.P.

Shares of Common Stock Outstanding.	Before Offering	3,539,945,834
	After Offering	8,539,945,834

Nexia has entered into a series of investment agreements with Dutchess Private Equities Fund (the “Investment Agreement”); this agreement is also referred to as an equity line of credit. The Investment Agreement provides that, following notice to Dutchess, Nexia may put to Dutchess up to $10 million in shares of our common stock for a purchase price equal to 95% of the lowest closing best bid price on the Over-the-Counter (“OTC”) Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either: (a) 200% of the average daily volume of our common stock for the ten trading days prior to the applicable put notice, multiplied by the average of the three daily closing best bid prices immediately preceding the day we issue the put, or (b) $100,000; provided that in no event will the put amount be more than $1,000,000 with respect to any single put. In turn, Dutchess has indicated that it will resell the shares of common stock in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our shares of common stock by Dutchess either in the open market or to other investors through negotiated transactions.

Any investor purchasing Nexia’s common stock during this registered offering is likely to suffer a dilution of his or her investment depending on how many of these securities are re-sold by Dutchess prior to the purchase by the investor. For more information on the dilutive effect of this offering, please see the discussions in this Prospectus at pages thirteen and fifteen.

Use of Proceeds	We will use the proceeds from this offering to: 1. Provide operating capital; 2. Improve existing real estate holdings; and 3. Fund acquisition of real estate and development properties.

Risk Factors	The stock offered by this prospectus is speculative and involves a high degree of risk. Investors should not buy this stock unless they can afford to lose their entire investment.

OTC Bulletin Board Common Stock Symbol	“NEXH”

SUMMARY OF SELECTED FINANCIAL DATA

The information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to financial statements included elsewhere in this prospectus.

	Year ended 12/31/2004	Nine months ended 9/30/05

Revenue	$634,089	$254,702
Gain/loss from operations	(3,493,029)	(839,306)
Net Income (loss)	(3,004,155)	(3,802)
Income (loss) per common share	(0.03)	-
Weighted average number of common shares
Outstanding	90,299,865	3,053,249,863

Balance Sheet Data
Working capital (deficit)	$(51,334)	$(598,345)
Total assets	4,006,060	4,097,985
Total liabilities	3,549,330	2,942,132
Shareholders equity	441,415	1,053,354

RISK FACTORS

An investment in the common stock the selling shareholders are offering to resell is risky. The stock offered in this prospectus inherently involves a high degree of risk, and you should carefully consider the possibility that you may lose your entire investment. Given this possibility, we encourage you to evaluate the following risk factors and all other information contained in this prospectus before buying the common stock of Nexia. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your Nexia common stock.

Risks Related to Nexia’s Business

Nexia's real estate investments are inherently risky and dependent on rental income.

Real estate investments are inherently risky. The value of a real estate investment company's stock depends largely on the rental income and the capital appreciation generated by the properties which the investment company owns. If our properties do not generate enough cash flow from rental income to meet operating expenses (such as debt service, capital expenditures and tenant improvements), our ability to develop our business and become profitable will be adversely affected.

Income from real estate investments may be adversely affected by a number of factors, including:

$	the general economic climate and local real estate conditions (such as too much supply or too little demand for rental space, as well as changes in market rental rates);

$	prospective tenants' perceptions of a building's safety, convenience and attractiveness, or the overall appeal of a particular building;

$	the property owner's ability to provide adequate management, maintenance and insurance;

$	expenses for periodically renovating, repairing and re-letting spaces;

$	rising operating costs for our properties (including real estate taxes and utilities), which we may not be able to pass through to tenants because of their leases;

$	falling operating costs for competing properties, which would allow them to undercut our rental rates;

$	rising unemployment rates in the area, which may reduce the demand for rental space;

$	adverse changes in zoning laws, tax laws, or other laws affecting real estate or businesses in the area;

$	damage from earthquakes or other natural disasters;

$	mortgage interest rates and the availability of financing.

Some significant expenses associated with real estate investment (such as mortgage payments, real estate taxes, insurance and maintenance costs) are fixed and generally can not be reduced if circumstances cause lower rental incomes from a building. For example, if we can not meet the mortgage payments, we could lose some or all of our investment in a building due to foreclosure by the holder of the lien on the property.

Our real estate investments have limited liquidity and no certainty of capital appreciation.

Our real estate investments have limited liquidity. Real estate investments in general are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to sell an investment when a sale would be advantageous or necessary. The sale price may not be enough to recoup the amount of our investment. Accordingly, Nexia can provide no assurance that the value of its properties will appreciate.

There are numerous uncertainties in estimating real estate values and prospective appreciation value. The estimated values set forth in appraisals are based on various comparisons to other property sales; predictions about market conditions such as demand, vacancy rates, prospective vacancy rates, renewal terms and other factors; assumptions about the property’s condition, conformance with laws and regulations, absence of material defects; estimates of lease revenues and operating expenses; and other factors. Any significant change in these comparisons, predictions, assumptions, and estimates, most of which are beyond our control, could materially and adversely affect the market values and appreciation potential of our properties.

We compete with substantially larger companies to acquire suitable buildings.

The commercial real estate market is highly competitive. We compete with substantially larger companies for the acquisition, development and operation of properties that fit within the parameters of our business plan. Some of these companies are national or regional companies with far greater resources than ours. The presence of these competitors may significantly impede our business growth or survival.

Nexia 's ability to generate enough revenue to operate our business is dependent on the ability to attract tenants and ensure that tenants meet their lease obligations.

Our business would be severely affected if our current tenants fail to meet lease obligations or, if upon failure to meet lease obligations, we were unable to enter into new viable leases for the resulting vacant space. Further, if a tenant defaulted on a lease, we might experience a delay before the courts enforced our rights against the tenant. Our ability to lease the space during any court enforced action would be seriously impaired. Failure of a tenant’s business through bankruptcy would also reduce or eliminate our revenue flow. We can provide no assurance that tenants will faithfully meet their lease obligations or that tenants will not be impaired through some form of business failure or otherwise.

Fixed costs cannot be reduced if circumstances lower rental incomes from a building.

Our ability to fund the fixed costs related to a building, such as mortgage payments, insurance costs, maintenance, security, landscaping and costs normally paid by a tenant occupying space in a building could not be paid by Nexia in the event that rental income from a building was lowered due to vacancy, bankruptcy of tenants or if competition for tenants depressed rental rates in the market for any building owned by Nexia.

Our ability to satisfy fixed operating costs that may rise over time cannot be reduced in response to any decrease in our rental income, or passed through to our tenants.

Our ability to satisfy fixed operating costs associated with our property could be seriously affected by any rise in expenses such as: mortgage payments, insurance, utilities, cleaning, ventilation, air-conditioning, security, landscaping, building repairs and maintenance. While our tenants must often pay a portion of these escalating costs, there can be no assurance that they will agree to any increase in current fixed costs or that any increase in tenant payments would cover increased operating costs. Our current fixed costs for any future time period cannot be reduced in response to any decrease in rental income, and our ability to operate would be severely affected by any increase in the costs associated with leasing our property.

The majority of Nexia’s current real estate holdings are located in the Salt Lake City, Utah market making the Company vulnerable to changes in economic conditions in that market.

The majority of Nexia’s current real estate holdings are located in the Salt Lake City, Utah market which creates a greater risk of harm from a downturn in that single market as compared to wider more diversified holdings in several geographic areas. Any significant change in the office or retail space in the Salt Lake City market will directly affect Nexia’s real estate operations.

Nexia may invest in properties in other real estate markets outside of the Salt Lake City, Utah area where the Company may have no experience.

Nexia may make selected acquisitions or develop properties outside the area of its current focus of Salt Lake City, Utah as appropriate opportunities are located or as they may arise. The historical experience of Nexia is in the Salt Lake City market area, and management may not be able to operate successfully in other market areas. Some of the risks in operating in new market areas would include: a lack of market knowledge and understanding of the local economies, an inability to identify promising acquisition or development opportunities, an inability to obtain qualified development and maintenance personnel, and a lack of familiarity with local government and permitting procedures. Any of these factors could cause Nexia to incur costs greater than anticipated and limit the success of any acquisition and development that may be undertaken, which would reduce the Company’s profitability and limit its growth.

Nexia expects to experience significant growth in the future and may not be able to adapt its management and operational systems to adequately integrate the additional properties and operations without unanticipated significant disruption or expense.

Nexia intends to make a significant number of investments in real estate over the next 36 months. As a result of the anticipated future growth, we cannot assure you that the Company will be able to adapt its management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate the new properties into the Company and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. Any future acquisition will generate additional operating expenses that the Company will be required to pay. As Nexia acquires additional properties it will be subject to risks associated with managing new properties, including tenant retention and mortgage defaults. Acquisitions may additionally cause disruptions of operations and divert management’s attention away from day-to-day operations, which could impair relationships with our current tenants and employees. Any failure to successfully integrate future property acquisitions into our portfolio could cause significant disruption or costs, which in turn could reduce the Company’s cash flow and potential for profitability.

We are dependent on key personnel, specifically Richard Surber, and have no employment agreement with him.

We are dependent on the services of Richard Surber, our President. We do not have an employment agreement with Mr. Surber, and losing his services would likely have an adverse effect on our ability to conduct business. Mr. Surber serves as an Officer and Director of Nexia. Mr. Surber is currently employed by other businesses, and he will only allocate a portion of his time (estimated at an average of 35 hours per week) to the business of Nexia. Therefore, there is a risk that he might not devote enough time to Nexia in fulfilling our business plan. Further, Nexia has a limited number of full time employees.

Our ability to provide adequate management, maintenance and insurance.

To provide for adequate management, maintenance and insurance for the properties owned by Nexia, rental income will need to exceed the normal operating costs. Vacancies, falling rents, bankruptcy of tenants, unexpectedly higher maintenance costs or a loss not covered by insurance could adversely affect the ability of Nexia to provide adequate management, maintenance and insurance for its properties. If these services are not provided on an adequate basis, deterioration of the property would have a severely negative impact on Nexia.

Risks related to Nexia’s and its predecessors’ operating histories

The current focus of Nexia’s business plan is to take advantage of the current boom in the United States’ real estate market. In the current market, Nexia has not relied upon the sellers of real property to finance its real estate investments. Nexia has obtained the necessary funding on its own. However, Nexia and its predecessors have attempted in recent years to compete in other market trends which were not successful. For example, Nexia signed an agreement to acquire Creative Marketing Group, Inc. which holds a license to market coffee maker filters and ground coffee beans under the “Mr. Coffee” name. In another example, Nexia attempted to close on a manufacturing and repair company. In each of these situations, the executive management of Nexia and its predecessors was the same. In each of these failed attempts, Nexia attempted to acquire an existing business based on the incorrect information that the selling shareholder group would obtain the necessary financing to support the ongoing business of the franchise. Based upon past performance, there is the possibility that Nexia’s executive management may in the future commit resources to an acquisition that ultimately proves to be unsound and damages the Company financially.

We will need new funding, which may not be available, in order to fully execute our real estate business plan.

Our real estate business planBbuying undervalued buildingsBwill depend on our ability to raise more money. Management and shareholders have not committed to provide new funding. Except for that funding we hope to obtain as a result of selling our common stock to Dutchess, as detailed in this prospectus, we have not investigated other sources, availability, or terms for new funding. There is no assurance that funding will be available from any source or, if available, that it can be obtained on acceptable terms. If we can not obtain new funding, our operations could be severely limited.

We cannot predict our future capital needs and may not be able to secure additional funding.

Nexia’s management estimates that the Company’s current “burn rate,” the current rate at which expenses exceed revenue, is approximately $80,000 per month, or $960,000 per year. We will need to raise additional funds within the next six months in order to fund the current level of operations of the Company. We expect that the majority of these funds will come from the sale of our common shares to Dutchess or the sale or transfer of some of our preferred shares to private investors. Either method of funding could result in a significant dilution of ownership interests by the holders of our common stock.

Environmental liability could affect our real estate investments.

Various federal, state and local environmental laws make a real estate owner liable for the costs of removal or remediation of certain hazardous or toxic substances on a property. These laws often impose environmental liability regardless of whether the owner was responsible or knew of the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent a property or to borrow using the property as collateral. No assurance can be given that the environmental assessments of our properties revealed all environmental liabilities, or that a material, adverse environmental condition does not exist on our properties.

We may face an uninsured loss.

Owners of real estate are subject to certain types of losses such as civil disturbance or pollution, which are either uninsurable or too expensive to insure. If an uninsured loss or a loss in excess of insured limits occurs, Nexia's investment in our real properties, as well as anticipated future revenues could be lost. Meanwhile, obligations on any mortgage debt for the properties would continue. Accordingly, any uninsured loss could adversely affect our financial condition and results of operation.

The Americans With Disabilities Act and similar legislation may increase our costs.

The Americans with Disabilities Act of 1980 (ADA) requires that commercial facilities and places of public accommodation be accessible to disabled people. A number of additional federal, state and local laws impose other requirements on owners concerning access by disabled people. We may need to make both structural and non-structural changes to our property in order to comply with the ADA and similar laws. Noncompliance could result in government fines or an award of damages to a private litigant. We have not been informed that any of our properties fail to comply with such laws. However, we may incur costs, which we cannot fully ascertain now, to ensure compliance in the future. While we do not expect the prospective costs of compliance to have a material effect on our operations, a potential for substantial costs exists. If changes are required, our financial condition and results of operations could be adversely affected.

We do not expect to pay dividends for some time, if at all.

No dividends have been paid on the common stock in the past three years. We expect that any income received from operations will be devoted to costs of operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon the company’s profitability at the time, cash available for those dividends and other factors.

The Series B Preferred Stock held by Richard Surber creates an anti-takeover or change of control limitation.

The eight million shares of Series B Preferred Stock held by Richard Surber provide him with voting control over any proposal requiring a vote of the shareholders. Such an event would include a vote by the board of directors to conduct a reverse split of the common stock. This effectively gives him a veto over any attempt to take over or change control of the Company. The shares held by Mr. Surber thus have a strong anti-takeover effect. Their issuance was to compensate Mr. Surber for serving as the personal guarantor of the loans used to acquire the majority of the real estate holdings currently under the Company’s control.

Risks Related to Investment

Richard Surber currently holds voting control of Nexia through his ownership of voting preferred stock.

Through Mr. Surber’s ownership of 8,000,000 shares of the Series B Preferred Stock of the Company, he holds voting rights equal to 4,000,000,000 shares of common stock. Currently, 3,539,945,834 shares of common stock are issued and outstanding. Mr. Surber holds voting control of any issue presented to the shareholders for a vote of the common stock. His interests may not always conform to the interests of the common stockholders, in general, and thus his voting rights may not always be exercised in the best interests of the common stockholders of the Company.

Nexia expects the price of its common stock to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action suit, which could be expensive and divert management’s attention from managing Nexia’s business.

The market price of Nexia’s common shares has been subject to wide fluctuations in response to several factors, such as:

•	Significant dilution
•	Actual or anticipated variation in the results of operations
•	Announcements of acquisitions
•	Changes in the areas of operations of the company
•	Conditions and trends in the real estate market in Salt Lake City, Utah and nationally

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of a particular company. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate or international currency fluctuations, may adversely affect the market for the common stock of the company. In the past, class action litigation has often been brought against companies after periods of volatility in the market price of their securities. If such a class action suit is brought against the company it could result in substantial costs and a diversion of management’s attention and resources, which would hurt business operations.

Dutchess will pay less than the then-prevailing market price of our common stock, which may cause our stock price to decline.

The common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing bid price for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our Common Stock to decline, and you may not be able to sell our stock for more than you paid for it.

Our stock value is dependent on our ability to generate net cash flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows.

If we can not operate our commercial property at a net profit, there will be no return on shareholders’ equity, and this could result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future.

Our common stock value may decline after the offering.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. The sales may also make it more difficult for the company or its investors to sell current securities in the future at a time and price that the company or its current investors deem acceptable or even to sell such securities at all. The risk factors discussed in this "Risk Factors" section may significantly affect the market price of our stock. The low price of our stock may result in many brokerage firms declining to deal in our stock. Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of this stock as collateral for loans. Thus, you may be unable to sell or otherwise realize the value of your investment in our stock.

The number of shares to be made available through this registration statement could encourage short sales by third parties, which could contribute to a future decline in the price of our stock.

In our circumstances, the provision of a large number of common shares to be sold to Dutchess has the potential to cause a significant downward pressure on the price of common stock, such as ours, that is traded on the OTC Bulletin Board. This would be especially true if the shares being placed into the market exceeds the market’s ability to take up the increased number of shares or if the Company has not performed in such a manner to encourage additional investment in the market place. Such events could place further downward pressure on the price of the common stock. As a result of the number of shares that could be placed with Dutchess, an opportunity exists for short sellers and others to contribute to the future decline of Nexia’s stock price. Persons engaged in short-sales first sell shares that they do not own and, thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock price the greater the profit to the person engaging in such short-sales. If there are significant short-sales of our stock, the price decline that would result from this activity will cause our share price to decline even further, which could cause any existing shareholders of our stock to sell their shares creating additional downward pressure on the price of the shares. It is not possible to predict how much the share price may decline should a short sale occur. In the case of some companies that have been subjected to short-sales the stock price has dropped to near zero. This could happen to Nexia.

Our shareholders may face significant restrictions on the resale of our stock due to state "blue Sky" laws.

Each state has its own securities laws, often called "blue sky laws," which (1) limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our stock will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our stock.

You should consider the resale market for our securities to be limited. Shareholders may be unable to resell their stock, or they may be unable to resell it without the significant expense of state registration or qualification.

Our stock may be subject to significant restrictions on resale due to federal penny stock regulations.

Our stock differs from many stocks because it is a "penny stock." The Securities and Exchange Commission (“SEC”) has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer, must furnish certain information related to the penny stock. The information that must be disclosed includes quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for Nexia stock. Should a market for our stock develop among dealers, it may be inactive. Investors in penny stocks are often unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times you may wish.

Even though our securities are quoted on the OTC Bulletin Board, they may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. When investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If we fail to remain current on the reporting requirements that apply to Nexia, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities.

Companies trading on the OTC Bulletin Board, such as Nexia, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, shares of our common stock could be removed from the OTC Bulletin Board. As a result of that removal, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Investors may experience an immediate and significant dilution of their interest if any securities registered hereunder are sold.

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution is caused primarily by our arbitrary determination of the offering price for the shares detailed in this prospectus. Dilution also occurs because of the lower book value of the shares held by our existing shareholders.

As of September 30, 2005, the net tangible book value of our shares of common stock was $545,354 or approximately $0.0002 per share, based on 3,539,945,834 shares outstanding.

Upon completion of this offering, if 100% of the offered shares are sold, the net tangible book value of the 8,539,945,834 shares to be outstanding will be $5,555,354 or approximately $0.0007 per share. The net tangible book value of the shares held by our existing stockholders will increase by $0.0005 per share without any additional investment on their part. You would experience an immediate dilution from $0.0010 per share to $0.0007 per share.

Dutchess may not buy all or any of our common stock.

The possibility exists that we will not sell any of the securities to Dutchess detailed in this offering; or that we will sell only a limited number of securities. Nexia has incurred expenses related to this offering. The offering expenses are to be paid from the proceeds of the offering or the sales to Dutchess. Should Nexia fail to sell, or should Dutchess fail to buy any securities or only a limited number of securities as offered, then offering costs would be paid from our operating budget. The addition of this financial obligation to the operating budget of Nexia would have a negative impact on our ability to continue our operations.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. None of the selling shareholders holds, or has held a position or office or had any other material relationship with Nexia.

Selling Security Holder	Shares held	percentage of shares	shares sold	percentage of
	Before offering	before offering	in offering	shares after offering

Dutchess Private Equities
Fund L.P.	0	0%	5,000,000,000	58%

USE OF PROCEEDS

Nexia will not receive any proceeds from the sale of the shares by Dutchess pursuant to this registration. However, all shares sold to Dutchess pursuant to the Investment Agreement between Nexia and Dutchess will generate cash proceeds from those sales for Nexia. Nexia intends to use the proceeds from those transfers to Dutchess in the following manner, and in the following order of priority.

Priority	Use of Proceeds	Est'd Cost
1	Costs of offering	$ 80,000
2	Working capital	$ 1,930,000
3	Improvement to existing real estate holdings	$ 1,080,000
4	Acquisition of real estate	$ 1,660,000

DETERMINATION OF OFFERING PRICE

The shares of Nexia common stock are being offered for sale by the selling stockholder at prices established on the OTC Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DILUTION

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly because we have arbitrarily determined the offering price for the shares offered in this prospectus. Dilution also occurs because of the lower book value of the shares held by our existing stockholders.

These calculations are assumptions based upon an estimate of prices and sales that may never be realized. Actual prices to be paid by Dutchess to the Company will not be determined until the time of sale. All of the following information is premised upon those assumptions and estimated prices. Actual results may vary materially from those presented in the following information as a result of the sale and transfer of the shares registered hereunder.

As of September 30, 2005, the net tangible book value of our shares of common stock was $545,354 or approximately $0.0002 per share, based on 3,539,945,834 shares.

Upon completion of this offering, if 100% of the offered shares are sold, (5,000,000,000) the net tangible book value of the 8,539,945,834 shares to be outstanding will be $5,555,354 or approximately $0.0007 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0005 per share without any additional investment on their part. You will incur an immediate dilution from $0.0010 per share to $0.0007 per share.

Upon completion of this offering, if 75% of the offered shares are sold, (3,750,000,000) the net tangible book value of the 7,289,945,834 shares to be outstanding will be $4,305,354, or approximately $0.0006 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0004 per share without any additional investment on their part. You will incur an immediate dilution from $0.0010 per share to $0.0006 per share.

Upon completion of this offering, if 50% of the offered shares are sold, (2,500,000,000) the net tangible book value of the 6,039,945,834 shares to be outstanding will be $3,455,354 or approximately $0.0005 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0003 per share without any additional investment on their part. You will incur an immediate dilution from $0.0010 per share to $0.0005 per share.

Upon completion of this offering, if 25% of the offered shares are sold, (1,250,000,000) the net tangible book value of the 4,789,945,834 shares to be outstanding will be $1,805,354 or approximately $0.0004 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0002 per share without any additional investment on their part. You will incur an immediate dilution from $0.0010 per share to $0.0004 per share.

Upon completion of this offering, if 5% of the offered shares are sold, (250,000,000) the net tangible book value of the 3,789,945,834 shares to be outstanding will be $805,354 or approximately $0.0002 per share. The net tangible book value of the shares held by our existing stockholders will not be increased. You will incur an immediate dilution from $0.0010 per share to $0.0002 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS

Price per share	$0.0010
Net tangible book value per share before offering.	$0.0002
Net tangible book value per share after offering, assuming all shares are sold	$0.0007
Net Increase in tangible book value to existing stockholders after offering assuming all shares are sold	$0.0005
Number of shares outstanding before the offering	3,539,945,834
Number of shares after offering held by existing stockholders	3,539,945,834
Percentage of ownership after offering	41.5%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD

Price per share	$0.0010
Dilution per share	$0.0003.
Capital contributions	$5,000,000
Number of shares after offering held by public investors	8,139,792,403
Percentage of ownership after offering	94.1%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD

Price per share	$0.0010
Dilution per share	$0.0004
Capital contributions	$3,750,000
Number of shares after offering held by public investors	6,889,792,403
Percentage of ownership after offering	93.1%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD

Price per share	$0.0010
Dilution per share	$0.0005
Capital contributions	$2,500,000
Number of shares after offering held by public investors	5,639,792,403
Percentage of ownership after offering	91.7%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD

Price per share	$0.0010
Dilution per share	$0.0006
Capital contributions	$1,250,000
Number of shares after offering held by public investors	4,389,792,403
Percentage of ownership after offering	89.6%

PURCHASERS OF SHARES IN THIS OFFERING IF 5% OF SHARES SOLD

Price per share	$0.0010
Dilution per share	$0.0008
Capital contributions	$250.000
Number of shares after offering held by public investors	3,389,792,403
Percentage of ownership after offering	86.8%

PLAN OF DISTRIBUTION

The Selling Shareholder has told us they intend to sell the common stock covered by this prospectus from time to time in the OTC Bulletin Board market or in any other market where our shares of common stock are quoted. The Selling Shareholder, or brokers, dealers or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any discounts on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriter discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the Selling Shareholder that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholder must be registered to sell securities in all 50 states. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and there is compliance with those exemptions.

Nexia will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the Selling Shareholder and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate the expenses of the offering, to be borne by Nexia, will be approximately $80,000. We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholder. We will, however, receive proceeds from the sale of common stock to Dutchess pursuant to the Investment Agreement.

The Selling Shareholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will affect purchases and sales of common stock by the selling shareholder and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholder or its agents may not bid for or purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholder is not permitted to cover short sales or purchasing shares while the distribution is taking place. We will advise the Selling Shareholder that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, that a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Dutchess Private Equities Fund, L.P.

On August 15, 2005, The Company executed the Investment Agreement with Dutchess Private Equities Fund, L.P., (“Dutchess” or the “Selling Shareholder”) a Delaware limited partnership with its principal office located at 50 Commonwealth Avenue, Suite 2, Boston, Massachusetts 02116. The Company reported the execution of this agreement on Form 8-K.

The Investment Agreement provides for Dutchess to extend to the Company up to $10,000,000 in equity financing. The term of the financing extends for up to a three year period, during which the Company can receive funds through the sale of its common stock to Dutchess. The purchase price of the shares is stipulated to be at 95% of the lowest closing bid price for the five trading days after a request is received by Dutchess from the Company.

The financing will only become available to the Company after the filing and subsequent effectiveness of this SB-2 Registration Statement.

LEGAL PROCEEDINGS

The following civil actions may have a material impact on Nexia:

Richard D. Surber, Individually and Hudson Consulting Group, Inc., a Nevada Corporation vs. Richard A. Bailey and Florian R. Ternes, Individually, Gateway Distributors, Inc., a Nevada Corporation and Worldwide Holdings Delaware Corp., a Delaware corporation, f/k/a TRSG Corporation. Suit was filed on October 8, 2004 in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 040921072. The complaint was filed on behalf of Mr. Surber and Hudson Consulting Group, Inc. seeking recovery for unpaid obligations owed to Hudson by the named defendants, some of which are represented by a promissory note in the face amount of $175,000 and for damages alleged to have been caused by the fraudulent actions of the named defendants which have caused injury to both Hudson and to Mr. Surber personally. Defendants have been served and all but one has filed an appearance with the court in which they have denied liability. Worldwide Holdings Delaware Corp. has failed to make an appearance and a default has been requested from the court against that corporation. The Company has prepared a Motion for Summary Judgment and filed it with the Court.

Nexia Holdings, Inc., a Nevada Corporation vs. Richard Bailey, Individually and Creative Marketing Group, Inc., a Nevada Corporation. This action was filed on September 28, 2004, in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 040920424. Nexia filed this cause of action to recover its damages that resulted from the failure of the named defendants to perform the terms and conditions of a Stock Purchase Agreement and Plan of Reorganization signed on or about November 10, 2003. This agreement provided for Nexia to acquire a controlling interest in the defendant corporation which the Defendants have subsequently failed and refused to perform, despite Nexia having tendered full performance on its part. Both defendants were served with process in the case and failed to make an appearance before the Court; entry of default against each defendant has been signed by the court. Development of information to establish the amount of damages suffered by Nexia is currently being gathered and after presentation to the court, a final judgment is expected for Nexia in an amount yet to be determined.

Hallmark Construction & Development, L.L.C. v. Wasatch Capital Corporation, Community First National Bank, CUBCO, Inc. and John Does 1-10. Action was filed on or about August 18, 2005, in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 050914860. Hallmark Construction & Development LLC has filed suit against Wasatch Capital Corporation seeking collection of $92,000 in alleged unpaid construction costs for the improvements and work provided on the Wallace/Bennett buildings owned by Wasatch Capital. Wasatch has responded with a demand that, as provided in the underlying contract, the matters in dispute between the parties be submitted to arbitration. Wasatch denies that it is currently indebted to Hallmark for any services or work provided for the improvement of the said buildings and believes that it has actions for damages against Hallmark.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons are officers and directors of Nexia as of the date of this prospectus:

Name    Age   Position(s) and Office(s)

Richard Surber                  32                        President and Director
Gerald Einhorn                  66                        Vice President, Secretary and Director
Adrienne Bernstein           61                         Director

Richard D. Surber, 32, graduated from the University of Utah with a Bachelor of Science degree in Finance and then with a Juris Doctorate with an emphasis in corporate law, including securities, taxation and bankruptcy. He has served as President and Director of the Company since May of 1999. He also served as an officer and director of the Company's former parent corporation, Axia Group, Inc. (president and director from 1992 until control transferred in 2004). He has been an officer and director of several public companies, including: Golden Opportunity Development Corporation ("GODC"), a majority owned subsidiary of Nexia until December 31, 2004, (president and director from September 1999 to December 19, 2001). GODC's operations (until January 4, 2002) consisted of operating a 134 room motel in Baton Rouge, Louisiana.

In 2004, the SEC instituted administrative proceedings to de-register fourteen shell companies affiliated directly or indirectly with Mr. Surber over the last six years. Four of these companies were majority owned affiliates of Nexia. All of the companies de-registered by the SEC were inactive and shell companies. Mr. Surber was not named as a respondent in any of those SEC proceedings.

Gerald Einhorn, 66, was appointed to the board in June of 2002 as a Director, Vice-President and Secretary of Nexia. He was employed by Hudson Consulting Group, Inc. (currently a subsidiary of Nexia) in its legal department from February 1996 to November 2003 as an attorney working in the areas of real estate, corporate and securities matters. Prior to that time, Mr. Einhorn was self employed for more than 20 years in Long Island, New York as a wholesale distributor of fresh produce and frozen foods to retail and institutional end users. He is a member of the New York Bar and practiced in New York State for a period of 10 years before entering the food distribution business.

Adrienne Bernstein, 61, was appointed to the Board of Directors in June 2002. Ms. Bernstein had previously been a director of Axia Group, Inc. from 1999 through 2001. From 1988 to 1994, Ms. Bernstein was the Assistant Director of Human Resources for the Love Stores, a chain of retail health and beauty stores. In this capacity, Ms. Bernstein was responsible for hiring and training all employees and for preparing management and employee seminars. Prior to her position with the Love Stores, Ms. Bernstein served as a Vice President for Leucadia National Corporation, a NYSE traded company specializing in finance, insurance and manufacturing. In this capacity, Ms. Bernstein's primary emphasis involved real estate management and sales activities.

No other person is expected to make a significant contribution to Nexia who is not identified in this prospectus as an executive officer or director of Nexia.

All executive officers are appointed by the board and hold office until the board appoints their successors or they resign.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's common stock as of December 15, 2005, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of December 15, 2005, there were 3,539,945,834 shares of common stock issued and outstanding.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT &NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Preferred Series "B" Stock ($0.001par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	8,000,000 (3)	100%
Common Stock ($0.001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	91,937 Direct 12,862 Indirect(1)	0.003%
Common Stock ($0.001 par value)	Gerald Einhorn, VP & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	10,000	>0.001%
Common Stock ($0.001 par value)	Adrienne Bernstein, Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	12,957	>0.001%
Common Stock ($0.001 par value)	Oasis International Hotel & Casino, Inc. 59 West 100 South, Second Floor Salt Lake City, Utah 84101	2,655(2)	>0.001%
Common Stock ($0.001 par value)	Hudson Consulting Group, Inc. 59 West 100 South, Second Floor Salt Lake City, Utah 84101	9,905(2)	>0.001%
Common Stock ($0.001 par value)	Joseph Corso, Jr. 167 Zock Road Cuddlebackville, NY 12719	500,000,000	13.55%
Common Stock ($0.001) par Value	Directors and Executive Officers as a Group	127,756	0.003%

(1) The shares owned by Hudson Consulting Group, Inc. and Oasis International Hotel & Casino, Inc., are attributed beneficially to Richard D. Surber due to his position as an officer and director in each of the said corporations.

(2) Richard Surber may be deemed a beneficial owner of 12,862 shares of the Company's common stock by virtue of his position as an officer and director of Hudson Consulting Group, Inc. (9,905 shares), and Oasis International Hotel & Casino, Inc. (2,655 shares). Mr. Surber personally owns 91,037 shares.

(3) Series "B" has voting rights of 500 to 1 of the common stock, these shares give Mr. Surber 4,000,000,000 votes in any shareholder vote and his personal vote of these shares may not always be exercised in the best interest of the balance of the common stock shareholders.

DESCRIPTION OF SECURITIES
Common Stock

As of December 15, 2005, the number of issued and outstanding shares of the Company's common stock was 3,539,945,834. The number of common stock shares authorized is 10,000,000,000. Effective as of November 1, 2004, pursuant to shareholder consent, a reverse split of the Company's common stock was carried out on a 1 for 1,000 basis which is reflected by the current number of shares issued and outstanding.

Shareholders: As of December 15, 2005, there were approximately 795 shareholders of record.

Dividends: The Company has not declared a cash dividend during the fiscal years ending December 31, 2003 and 2004.

Preferred Stock

The Company has 50,000,000 authorized shares of convertible preferred stock, portions of which are designated as Classes A, B, and C.

As of December 15, 2005, the number of shares of Series A Convertible Preferred Stock issued and outstanding is none. The Series A Convertible Preferred Shares have voting rights which equate to 100 shares of common stock for every 1 Series A Preferred share and may be converted into $10 worth of common stock. A total of 10,000,000 shares have been designated and authorized as Series A Preferred Shares of a total number of 50,000,000 authorized shares of preferred stock.

On August 25, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. This designation created 10,000,000 shares, par value $0.001, of Series B Convertible Preferred Stock, out of the 50,000,000 authorized shares of preferred stock of the Company. The Series B Preferred Stock holds voting rights equal to 500 shares of common stock for each share of the Series B Preferred Stock issued. The shares do not have any conversion rights into common stock or any other class of stock of the Company. The Company reported this event on Form 8-K filed on August 31, 2004.

On September 28, 2004 the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004. The Series B Preferred shares are given the same voting rights as Common Shares on a five hundred-for-one (500 to 1) basis. The 8,000,000 shares held by Mr. Surber give him voting right equal to 4,000,000,000 shares of common stock.

On November 8, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. designated as Series C Preferred Stock. The designation of 5,000,000 shares of the 50,000,000 authorized as Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. The Company reported this event on Form 8-K filed on November 10, 2004.

On November 10, 2004 an agreement was entered into with Joseph Corso, Jr. to sell him 100,000 shares of its Series C Preferred Stock in exchange for a cash payment of $50,000. These shares had not been registered for sale and the exchange was handled as a private sale exempt from registration under section 4(2) of the Securities Act of 1933. The Company reported this exchange on Form 8-K filed on November 12, 2004.

On August 25, 2005 the Company signed an agreement to issue 165,000 shares of Series C Preferred Stock to the then existing shareholders of Axis Labs, Inc. in exchange for 100% of the issued and outstanding common stock of Axis Labs, Inc. This agreement was later cancelled.

Dividends: The Company has not declared a cash dividend for the Series A Convertible Preferred Stock during the fiscal year ended December 31, 2004. Rights to dividends are granted to the Series A Convertible Preferred Stock equal to those of the Common Stock, when, as and if declared by the Directors of Nexia, to be paid in cash or in common stock equal to market value at the election of the Company.

Conversion Rights: Conversion rights into shares of Common Stock are given to the Series A Convertible Preferred Stock based upon that number of shares of the Company's Common Stock equal in market value to $10.00 at the time of conversion.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in Nexia.

Legal Matters

The validity of the shares of common stock offered hereby have been passed upon for Nexia by Mr. Russell C. Weigel, III, an attorney admitted in the District of Columbia, and the states of Florida and New York.

Experts

The financial statements of Nexia as of December 31, 2004, were audited by HJ & Associates, L.L.C. Certified Public Accountants, as stated in their report appearing herein dated May 13, 2005.

On December 1, 2005, HJ & Associates, L.L.C. (the “Former Accountant”) resigned as the auditors for the Company.

On December 8, 2005, Bongiovanni & Associates, P.A. (the “New Accountant”) of 17111 Kenton Drive, Suite 204-B, Cornelius, North Carolina 28031 was retained as the auditors for the Company.

Refer to the “CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES” section, on page 97 , for further discussion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into the following related party transactions:

Richard Surber has at various times been appointed to serve as an officer or director for some clients of Nexia. These appointments have been disclosed to the disinterested members of the board and the approval of the board of directors has been granted in each of these cases. As payment for services provided to these corporations, Surber has received securities of those corporations, and these transactions have been disclosed to the board of directors in each case.

Mr. Surber is licensed to practice law in the State of California and occasionally represents corporate clients on various corporate matters. Mr. Surber has disclosed the fact that he, on occasion, does act as counsel to several companies for which he receives fees for the legal services provided.

On January 29, 2004 the Company, and/or its subsidiaries entered the following agreements to settle debts and obligations with Axia Group, Inc., a related party of which Richard Surber, President of the Company, also served as an officer and director:

•
Diversified Holdings I, Inc. accepted the assignment of certain rights to securities with a stated value of $50,000 due in the settlement of Axia's litigation claim against America West Securities and Robert Kay.

•
Diversified Holdings, I, Inc. also accepted an assignment of Axia's rights (presently being litigated) against Kevin Sheff for the recovery of 10,000 post-split shares of Axia Group, Inc.'s common stock.

•	As settlement of compensation due under a May 2, 2003 Consultant Agreement with Hudson Consulting Group, Inc., Axia Group Inc. transferred 9,100,012 shares of Nexia common stock to Hudson.
•
Signed a full release and settlement of all claims against Axia Group, Inc. held by, Nexia Holdings, Inc., Wasatch Capital, Inc., Hudson Consulting Group, Inc. and West Jordan Real Estate Holdings, Inc.

The end result of the agreements was to resolve and settle all claims against Axia Group, Inc. held by the named entities, all subsidiaries of Nexia Holdings, Inc. Richard Surber, President of the Company, was formerly an officer and director of Axia Group, Inc. The purpose of the above described transaction was to settle the various claims and resolve the debts and obligations that existed between Axia and the Company and its subsidiaries.

On September 28, 2004 the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under Section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004.

During 2002, the CEO and president of the Company, received 1,570,513 shares of Axia, a related party, as additional collateral for the loans he personally guaranteed for the Company's subsidiary. Later in 2002, the Company refinanced the loan and he kept the shares issued to him. The shares have been expensed as loan fees and were valued at $0.26 per share which was the trading price for Axia for a total value of $408,333 and is considered a payable to Axia. The shares were later returned for cancellation.

In the first quarter of 2002, the Company entered into a Stock Purchase Agreement ("Agreement") with Axia Group, Inc. ("Axia"), pursuant to which the Company issued to Axia 255,100,000 restricted shares of the Company's common stock in exchange for essentially all of the assets and liabilities of Axia including a portfolio of securities, real estate holdings and publicly reporting shell-companies. The shares issued to Axia equaled approximately 82% of the issued and outstanding shares of the Company after the close of the transaction. Axia on December 10, 2002 spun-off those 255,100,000 shares of the Company's common stock to Axia's shareholders on a pro rata basis. This transaction was first reported in the Company's Form 8-K filed on February 26, 2002.

On November 2, 2005, the Company’s subsidiary, Diversified Holdings I, Inc. invested $100,000 in Landis, LLC in exchange for a 20% interest in the LLC. Landis has opened an upscale hair salon located at the corner of 900 East and 1300 South in Salt Lake City, Utah. Richard Surber, president and director of the company holds a 60% ownership interest in Landis LLC.

DESCRIPTION OF BUSINESS

This prospectus contains forward-looking statements which involve risks and uncertainties, including trends in the real estate investment market, projected leasing and sales and future prospects. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

General

Nexia’s general area of business at the current time is the acquisition, management and selling of commercial real estate properties in the greater Salt Lake City, Utah area.

Discontinued Operations

The Company, through its subsidiary, Hudson Consulting Group, Inc., formerly provided a variety of financial consulting services to a wide range of clients. The Company in 2004 elected to discontinue those services by Hudson and concentrate its efforts on the execution of the core of its business plan.

Overview of the Salt Lake City Real Estate Market

Our decision to invest in Salt Lake area properties was influenced by several factors, including the following: the significant growth of retail sales in the city; increased interest in Salt Lake from specialty retailers; relatively low vacancy rates for retail space in the area; estimated slowdowns in the rate of new retail space construction; and Utah economic indicators pointing to above-average retail sales.

Significant Growth. According to the Mid-Year 2005 Market Review of Commerce CRG published by national real estate broker Cushman & Wakefield, the Salt Lake City office market "posted particularly dramatic gains, with a ten percent drop in overall vacancy since the end of last year and the highest levels of absorption seen since 2001." The overall vacancy rate declined to 13.72% in July of 2005, a 10% drop from year-end figures. The likely closing of a major office center in the central business district is expected to reduce available space by 33% and could provide additional impetus for the construction of new projects. Salt Lake City has, during the recent past, attracted new attention from national tenants seeking space in the area.

These reported trends have not, however, lead to increased occupancy in Class C office buildings or retail space which would cover the holdings of Nexia at the present time, excluding a portion of the Wallace building that we own which is Class A office space. Vacancies in such buildings have remained much higher as the higher class buildings have completed tenant improvements to their space to attract new tenants, Class C vacancy rates were reported at 27.05% for the first six months of 2005 compared to an overall vacancy rate of 15.04% for the central business district. However, for retail space, lease rates for Class A space have reached record highs and may encourage new retailers to move into Class B and C spaces with their lower lease rates.

All of the retail space in the Wallace/Bennett buildings owned by our subsidiary Wasatch Capital is currently leased. A 2,500 square foot portion of a total of 7,000 square feet of the retail space in the buildings located at 1374 South State Street is leased and the balance is unoccupied at this time. The balance of the Company’s holdings in the Salt Lake City market are of office or studio space. Plans have been made to improve the vacant spaces and ready them for more aggressive marketing.

Our Plan to Acquire and to Sell Commercial Properties

Our business plan is to buy more properties that we believe are undervalued compared to their cash flows and estimated resale value. We plan to acquire sufficient inventory of commercial rental properties that revenues will increase to provide for operating costs of all property held by the Company and allow for future sales and acquisitions as opportunities are found or developed.

Our strategy is to identify properties with a favorable financing arrangement already in place, assume that financing, and satisfy any new down-payment with a relatively nominal cash payment. We plan to lease primarily to commercial tenants. We are prepared to make limited improvements to our properties so that we can increase occupancy, improve cash flows, and enhance potential resale value. We do not plan to limit the geographical area in which we buy properties; however, given our current financial condition, we will most likely seek properties in the Salt Lake City area.

From time to time, we will sell our commercial properties when favorable market conditions enable us to do so. While we are actively seeking tenants for all our properties, our real estate agents are also seeking buyers for those properties. Our goal ultimately is to maximize profits and not necessarily to be landlords.

Employees

Nexia currently employees six people on a full time basis and from time to time hires outside contractors to perform various services as required by the operations of the Company.

Reports to Security Holders

We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements. We intend to file all required information with the SEC. We plan to file with the SEC our Forms 10KSB, 10QSB and all other forms that are or may become applicable to us.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We have filed all statements and forms with the SEC electronically, and they are available for viewing or copy on the SEC's Internet site, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

General

Our business plan for the next twelve months involves the continued operation of our office buildings in Salt Lake City, Utah coupled with our ongoing attempts to locate and acquire additional commercial space in the greater Salt Lake area and elsewhere and to locate suitable buyers for the properties as the circumstances may permit.

Results of Operations

Revenues

Year ended December 31, 2004. Gross revenues for the fiscal year December 31, 2004 and 2003 were $634,089 and $787,585 respectively. The decrease in revenues is due in part to a decrease in rental revenues as a result of the divestiture of Wichita Development Corporation and Salt Lake Development Corporation in July of 2003 which were two of our operating real estate subsidiaries, and a decrease in financial consulting revenues.

Nine months ended September 30, 2005. Gross revenues for the three and nine month periods ended September 30, 2005, were $46,880 and $254,702 as compared to $185,647 and $489,091 for the same three and nine month periods ended September 30, 2004. The reduction in three and nine month revenues of $138,767 and $234,389 respectively is due to the reduction in revenue realized from the sale of real estate holdings and the ending of consulting revenue.

Expenses

Year ended December 31, 2004. General and administrative expenses for December 31, 2004 and 2003 were $1,808,456 and $710,304, respectively. The increase in expenses is partially a result of the expenses incurred by the Company from its use of stock and stock options as a form of compensation for its employees, consultants and contractors and increases in the number of employees during the year, which have subsequently been reduced.

Nine months ended September 30, 2005. General and administrative expenses for the three and nine month periods ended September 30, 2005, were $165,860 and $717,314 compared to $192,955 and $1,052,374 for the same periods in 2004. The decreases in three and nine month expenses of $27,095, or 14%, and $335,060, or 31.8%, respectively are due primarily to the continued reductions in staff and operating expenses for the Company during 2005 compared to the comparable period in 2004.

 Depreciation and amortization expenses for the nine months ended September 30, 2005, was $93,145 compared to $99,574 for same period in 2004. The decrease in the nine month expense of $6,429, or 6.5%, were the result of the sale of the Glendale Plaza property in April of 2005.

Nexia expects expenses as a percent of revenues to remain constant or decrease through 2005 as Nexia steps up its effort to streamline operations and eliminate non-performing assets as well as acquire additional properties and decrease expenses through the elimination of its financial consulting operations.

Income / Losses

Year ended December 31, 2004. Nexia recorded an operating loss of $3,493,029 at December 31, 2004, as compared to an operating loss of $1,107,042 at December 31, 2003. Nexia recorded a net loss of $3,004,155 for December 31, 2004, compared to a net loss of $901,825 for December 31, 2003. Nexia's losses increased as a result of the reduced level of financial consulting operations and losses incurred from the use of stock and stock options as compensation for the majority of its employees.

Nine months ended September 30, 2005. Nexia recorded operating losses of $208,494 and $839,306 for the three and nine month periods ended September 30, 2005, compared to losses of $390,041 and $1,798,694 for the comparable periods in the year 2004. The decreases in three and nine month operating losses of $181,547, or 46.5%, and $959,388, or 53.3%, respectively were the result of the reduction of general and administrative costs, reduction of costs from discontinued consulting activities and limited losses resulting from worthless marketable securities in 2005 compared to 2004.

Nexia recorded net losses of $242,941 and $3,802 for the three and nine month periods ended September 30, 2005, as compared to net losses of $301,576 and $1,450,812 for the comparable periods in 2004. The reduction in the amount of net losses, reported above, is attributable primarily to the gain recognized on the sale of the Glendale shopping center in the amount of $756,471 and income from settlement of litigation totaling $181,500. The Company also recorded a decrease in expenses as a result of issuing fewer shares of common stock for services rendered by employees and contractors during the first nine months of 2005.

Nexia may not operate at a profit through fiscal 2005. Since Nexia=s activities are tied to its ability to operate its real estate properties at a profit, future profitability or its revenue growth tends to follow changes in the real estate market. There can be no guarantee that profitability or revenue growth can be realized in the future.

Impact of Inflation

The Company believes that inflation may have a negligible effect on future operations. The Company believes that it may be able to offset inflationary increases in the cost of revenue by increasing revenue and improving operating efficiencies.

Liquidity and Capital Resources

On September 30, 2005, Nexia had current assets of $651,660 and $4,087,985 in total assets compared to current assets of $565,834 and total assets of $4,006,060 as of December 31, 2004. Nexia had net working capital deficit of $598,345 at September 30, 2005 as compared to a net working capital deficit of $51,335 at December 31, 2004. The decrease in working capital is due primarily to the classification as a current liability of the loan on the Wallace and Bennett building held by Wasatch Capital Corporation due to a short term construction loan in the amount of approximately $280,000 of the total mortgage balance of $827,913 maturing in May of 2006.

Nine months ended September 30, 2005. Net cash provided by operating activities was $366,056 for the nine months ended September 30, 2005, compared to net cash used by operating activities of $63,665 for the nine months ended September 30, 2004. The increase of cash provided in the sum of $429,721 resulted primarily from reduced expenses and profit from the Glendale Plaza sale during the nine month period ended September 30, 2005.

Cash used in investing activities was $269,284 for the nine months ended September 30, 2005, compared to cash used by investing activities of $303,951 for the comparable nine month period in 2004. The decrease of $34,667 was primarily the result of the Glendale Plaza sale during the nine month period ended September 30, 2005.

Cash provided by financing activities was $14,224 for the nine months ended September 30, 2005, compared to cash provided of $367,058 for the nine months ended September 30, 2004. The decrease of $352,834 was due primarily to the pay off of the mortgage note payable on the Glendale Plaza during the nine months ended September 30, 2005.

Due to Nexia's debt service on real estate holdings and willingness to acquire properties with negative cash flow shortages, Nexia may experience occasional cash flow shortages. To cover these shortages we may need to issue shares of common stock in payment for services rendered. The Company is currently experiencing challenges with regard to cash flows. We are looking at several options to improve this situation, including having negotiated for an equity line of credit with Dutchess, as set forth herein.

The following is a summary schedule of stockholders' equity and changes, for the nine months ended September 30, 2005 and 2004. The numbers show the effect of the November 1, 2004 reverse split.

	Nine Months Ended
	September 30
	2005	2004
	(Unaudited)	(Unaudited)

BALANCE DECEMBER 31, 2004 AND 2003	$441,415	$44,705
Common stock issued for services	146,160	153,267
Common stock issued to directors for services	-	480,000
Common stock issued to employees for options exercised	27,366	40,690
Common stock issued to contractors for options exercised	11,140	36,000
Intrinsic value of options issued to employees for past services	95,134	124,400
Fair value of options issued to contractors for past services	36,360	-
Proceeds from contractors' share of proceeds from sale of option
shares applied to accounts payable	7,985	-
Receipt of cash on subscriptions receivable	373,516	21,000
Return of common stock from a director who resigned	(20,000)	-
Amortization of expenses prepaid with common stock	-	13,333
Change in comprehensive loss	(15,227)	624
Net consolidated loss for three months ended March 31	(419,114)	(751,565)
BALANCE MARCH 31	684,735	162,454

Common stock issued for services	-	15,660
Common stock issued for building improvements	-	19,200
Common stock issued to employees for options exercised	-	99,410
Common stock issued to contractors for options exercised	-	73,144
Intrinsic value of options issued to employees for past services	-	128,850
Proceeds from contractors' share of proceeds from sale of option
shares applied to accounts payable	-	7,466
Amortization of expenses prepaid with common stock	-	7,600
Receipt of cash on subscriptions receivable	15,000	-
Change in comprehensive loss	(8,361)	(4,372)
Net consolidated income for three months ended June 30	658,253	(397,671)
BALANCE JUNE 30	1,349,627	111,741

Preferred stock issued for services	-	8,000
Common stock issued for services	15,000	187,766
Common stock issued to employees for options exercised	19,500	19,500
Common stock issued to contractors for options exercised	-	40,462
Intrinsic value of options issued to employees for past services	10,500	55,949
Fair value of options issued to contractors for past services	-	87,786

Adjust fair and intrinsic value of options issued	(85,243)
Increase in stock subscriptions receivable	(19,500)	-

Proceeds from contractors' share of proceeds from sale of option
shares applied to accounts payable	-	19,306
Amortization of expenses prepaid with common stock	-	36,388
Change in comprehensive loss	6,411	214
Net consolidated loss for three months ended September 30	(242,941)	(301,576)

BALANCE SEPTEMBER 30	$1,053,354	$265,536

DESCRIPTION OF PROPERTY

Location and Description

Wasatch Capital Corporation ("Wasatch")

Wasatch, a 99% owned subsidiary of Nexia, owns the Wallace-Bennett Building, located at 55-65 West 100 South, Salt Lake City, Utah. The building is a 36,797 square foot, turn-of-the-century multi-story office building. At the beginning of the year 2004 only the ground level was suitable for rent as retail space. The ground level comprises 7,816 square feet or 21% of the Building. A portion of this space is currently leased to Richard Wirick, the owner of the Oxford Shoe Shop, a retail outlet for men's shoes, for a monthly rental of $1,245 for 1350 square feet. A lounge occupies 1,900 square feet of the ground floor retail space at a monthly rental of $ 2,533.34 for the first year of a five year term ending February 28, 2010. A restaurant and an art gallery occupy the balance of the ground floor space. The average annual effective rental for the rentable ground level space is $15.00 per square foot or $117,240 in gross rental income.

In late 2004, the Company occupied a portion of the second floor as its main offices for which remodeling work was mostly completed during the year ended 2004. The Company occupies a total of 3,600 square feet and has space that includes a conference room and office space for the legal, accounting and executive employees of the Company. The renovations of the second floor incurred expenses totaling approximately $500,000 as of September 30, 2005.

In early 2003, Wasatch refinanced the main loan on the Wallace-Bennett Building. The terms of this loan package provided for a loan in the total amount of $850,000, an interest rate on the loan of 7.5%, with monthly payments of $8,800. The loan has a term of three years, resulting in a due date of May 10, 2006. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. Of the loan proceeds $202,920 has been set aside for construction or capital improvements to the buildings securing the loan, all of which have been utilized during the second floor renovation and other upgrades to the building. Wasatch intends to improve the remaining upper floor space as office space, studio locations and production space for low impact business. The balance due on the existing note on June 30, 2005 was $848,485.

Downtown Development, Corp. ("DDC")

DDC, a 99.08% owned subsidiary of Nexia, owns a one story retail building located at 1374 South State Street, Salt Lake City, Utah, which it purchased on December 1, 1999 for $535,000. The balance on the financing owing at December 15, 2005 was $366,032. The building was appraised at $600,000 in November of 2002. In December of 2002, DDC obtained permanent financing with Community First National Bank; the loan bears interest at the rate of 7.16% per annum, with monthly payments of $3,061. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. The building is 7,000 square feet, one story tall and constructed in the late 1960's. A bakery currently occupies 2,500 square feet of retail space under a lease in the building. DDC expended $34,100 through March 31, 2004 in renovations to the space occupied by the bakery in the property. This figure does not include substantial improvements made by the tenant to the same portion of the property. The balance of the space in the building is currently not occupied and the search for a tenant is ongoing. DDC believes the property is adequately insured. The retail space in the building competes for tenants with other retail space on State Street which is a commercial zone for over one mile in each direction from the property. On December 23, 2004 a Second Deed of Trust was granted against this property in favor of Joseph Corso, Jr. as security for a debenture granted to Mr. Corso in the sum of $200,000.

Kearns Development Corporation. ("Kearns")

Kearns, a 90.7% owned subsidiary of Nexia, owns one office building located on West Sams Boulevard in Kearns, Utah (a suburb of the Greater Salt Lake area). The building contains approximately 11,709 square feet of total floor space in a single story. The building was purchased on November 29, 2000 for a total price of $750,000. The purchase was financed with a $625,000 first mortgage from Brighton Bank with an initial variable rate of 10.97% amortized over 25 years and monthly payments of $5,632. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. This property was refinanced on January 10, 2003, $660,000 by Community First Bank, at an interest rate of 7.16%. Monthly payments are $5,223 based upon a 20 year amortization with a balloon payment of the remaining balance due on January 10, 2013. The balance owing on this loan as of December 15, 2005 was $621,363. At the time of the refinancing, the building was appraised at $980,000.

The building is leased to two major tenants occupying 67% of the office space and generating monthly rentals of $7,873 at an average rate of $12.10 per square foot, the gross annual rental income from the building is $94,476. Kearns has no present plans to renovate or improve the building. Management believes that the building is adequately insured. The building competes for tenants with other office space in the Kearns area.

Salt Lake Development, Inc. (“SLD”)

SLD, a 98% owned subsidiary of Diversified Holdings I, Inc., a wholly owned subsidiary of Nexia, owns an office building located at 268 West 400 South in Salt Lake City, Utah. Diversified Holdings I, Inc. acquired a controlling interest in SLD through the release and settlement of debt owed by SLD’s former parent corporation, Diversified Financial Resources Corporation and a cash payment of $20,000. The building is two stories with 15,000 (14,347 net rentable) square feet of office space. SLD originally purchased the property on March 6, 1998, by exercising its option to purchase the property through the payment of $418,762. SLD financed the purchase price and borrowed an additional sum of $222,489, which is secured by the property. At December 15, 2005, the outstanding debt on the property was $547,012. The building is currently vacant and competes with other office space in the central business district of Salt Lake City. SLD is of the opinion that this property is adequately covered by insurance. Agreements have been entered into to market the property for sale and sales efforts are being currently conducted. The building was appraised in August of 1998 for $910,000.

Contractual Obligations

Contractual Obligations

As of September 30,2005, we were subject to certain material contractual payment obligations as described in the table below.

		Payments Due by Period
		Remainder of
	Total	2005	2006	2007	2008	2009	Thereafter
Mortgage debt	$2,386,923	$43,492	$885,350	$55,375	$58,720	$62,706	$1,281,280
Vehicle contract	20,913	2,423	9,816	8,674	-	-	-
Unsecured note	3,908	2,908	-	-	-	-	-
Operating lease
obligation	9,284	924	3,960	3,960	440	-	-
Convertible debenture	200,000	-	-	200,000	-	-	-
	$2,621,028	$50,747	$899,126	$268,009	$59,160	$62,706	$1,281.280

Property Acquisitions:

In August 2005 we signed an agreement to acquire 99% of the common stock of Salt Lake Development Corporation.
The Corporation owns a 15,000 square foot office building in Salt Lake City, UT. The unpaid mortgage balance, as of the date of acquisition was $551,707.11. The interest rate is 7.70%, and monthly payments are $5,341.43.

Detail of Costs Associated With Rental Revenue
ended September 30,2005

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change				Change
Expense Description	2005	2004		$%	2005	2004		$%

Mortgage interest	$41,889	$55,771	$(13,882)	(24.9)	$140,930	$171,085	$(30,155)	(17.6)
Depreciation	24,509	34,496	(9,987)	(29.0)	93,145	99,574	(6,429)	(6.5)
Payroll - mgt. and maint.	10,540	46,896	(36,356)	(77.5)	53,625	203,044	(149,419)	(73.6)
Utilities	8,528	15,472	(6,944)	(44.9)	40,399	49,299	(8,900)	(18.1)
Property taxes	13,841	16,858	(3,017)	(21.8)	41,032	28,283	12,749	45.0
Maint. And repairs	6,801	615	6,186	1,005.9	24,157	10,057	14,100	140.2
Building lease	-	19,964	(19,964)	(100.0)	-	19,964	(19,964)	(100.0)
Other expenses	-	690	(690)	(100.0)	-	765	(765)	(100.0)
	$106,108	$190,762	$(84,654)	(44.4)	$393,288	$582,071	$(188,783)	(32.4)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is quoted on the OTC Bulletin Board under the symbol, "NEXH". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low bid prices for the common stock for the quarters indicated below of the years ended December 31, 2003, 2004 and through June 30, 2005 are as follows:

YEAR	PERIOD ENDING	HIGH	LOW
2003	March 31, 2003	$0.015	$0.004
	June 30, 2003	$0.008	$0.0005
	September 30, 2003	$0.013	$0.001
	December 31, 2003	$0.030	$0.006
2004	March 31, 2004	$0.015	$0.001
	June 30, 2004	$0.0058	$0.0005
	September 30, 2004	$0.0008	$0.0001
	October 31, 2004	$0.0001	$0.0001
Post reverse	December 31, 2004	$0.035	$0.0002
2005	March 31, 2005	$0.0006	$0.0001
2005	June 30, 2005	$0.0002	$0.0001
2005	September 30, 2005	$0.0003	$0.0001

Shareholders: As of December 15, 2005, there were approximately 795 shareholders of record of the Company’s common stock.

No Shares of Series A Preferred Stock are issued and outstanding.

There is only one holder of Series B Preferred Stock, Richard Surber who holds 8 million shares.

There is only one holder of Series C Preferred Stock, Joseph Corso who holds 100,000 shares of Series C Preferred Stock.

Dividends: The Company has not declared a cash dividend during the fiscal years ending December 31, 2003 and 2004.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Annual Compensation				Long Term Compensation
				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs(#)	LTIP pay-outs ($)	All Other Compen sation ($)

Richard Surber, President	2004	$150,000[3]	-	8,000 [4]	-	-	-	-
Richard Surber, President	2003	51,0001 2	$32,248	-	-	-	-	-
Richard Surber, President	2002	48,833 [1]	-	-	-	-	-	-

(1) During the years 2002, 2003 and 2004, Mr. Surber was paid a salary by Hudson Consulting Group, Inc. which was acquired as a subsidiary by the Company in February 2002.
(2) Of this amount $39,231 represents salary paid and $11,769 is accrued but unpaid salary due to Mr. Surber, which was paid during 2004.
(3) Of this amount $96,321 represents salary paid during 2004 and $53,537 is accrued but unpaid salary due to Mr. Surber as of December 31, 2004.
(4) The board of directors awarded Mr. Surber 8,000,000 shares of Class B, Preferred Stock with a value of $8,000.

Compensation of Directors

In August of 2005, the Company made cash payments in the sum of $2,000 each to Mr. Einhorn and Ms. Bernstein as compensation for their services as directors of the Company. No set amount of compensation is set for the directors of the Company and compensation is paid based upon the time and effort required of directors on an as needed basis. The most recent compensation delivered to directors prior to these cash payments was the issuance of 10,000 shares of restricted common stock in the first quarter of 2004 to Mr. Surber, Mr. Einhorn, Ms. Bernstein and to John E. Fry, Jr. Mr. Fry is no longer a director of the Company.

NEXIA HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

HJ & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

RSM McGladrey Network
An Independently Owned Member

50 South Main Street, Suite 1450 • Salt Lake City, Utah 84144
Telephone (801) 328-4408 • Fax (801) 328-4461

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors
Nexia Holdings, Inc. and Subsidiaries
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Nexia Holdings, Inc. and Subsidiaries as of December 31, 2004 and the related consolidated statements of operations and other comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nexia Holdings, Inc. and Subsidiaries as of December 31, 2004 and the consolidated results of their operations and other comprehensive income, and their cash flows for the years ended December 31, 2004 and 2003 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has generated significant losses from operations, has an accumulated deficit of $13,228,622 and has a working capital deficit of $51,335 at December 31, 2004, which together raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
May 13, 2005

American Institute of Certified Public Accountants
Member of Public Company Accounting Oversight Board

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
ASSETS

	December 31,
	2004	2003

CURRENT ASSETS

Cash and cash equivalents	$152,413	$94,073
Restricted cash	80,078	-
Accounts and notes receivable, trade, net	115,012	33,387
Related party accounts receivable, net	-	12,952
Notes receivable - net of allowance of $315,950 (Note 4)	154,999	36,949
Prepaid expenses	18,783	99
Marketable securities (Note 6)	44,549	205,400

TOTAL OF CURRENT ASSETS	565,834	382,860

PROPERTY AND EQUIPMENT (Note 5)

Property and equipment, net	2,935,052	2,570,691
Land	489,295	488,895

TOTAL NET PROPERTY AND EQUIPMENT	3,424,347	3,059,586

OTHER ASSETS

Loan costs, net	15,879	38,059

TOTAL OTHER ASSETS	15,879	38,059

TOTAL ASSETS	$4,006,060	$3,480,505

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,
	2004	2003

CURRENT LIABILITIES

Accounts payable	$243,441	$188,188
Accrued liabilities	209,480	130,524
Current portion of WVDEP liability	-	20,000
Unearned rent (Note 1)	23,094	28,455
Deferred revenue (Note1)	356	8,958
Deferred gain on sale of subsidiary	-	21,770
Refundable deposits	15,041	15,541
Convertible debentures (Note 15)	5,000	60,000
Current maturities of long-term debt (Note 9)	120,757	1,213,859

TOTAL CURRENT LIABILITIES	617,169	1,687,295

LONG-TERM LIABILTIES

Convertible debenture (Note 9)	200,000
Long-term debt	2,732,161	1,548,740

TOTAL LONG-TERM LIABILITIES (Note 9)	2,932,161	1,548,740

TOTAL LIABILITIES	3,549,330	3,236,035

MINORITY INTEREST	15,315	199,765

COMMITTMENTS AND CONTINGENCIES (Note 11)	-	-

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,
	2004	2003

STOCKHOLDERS EQUITY (DEFICIT)
Preferred Series B stock, $0.001 par value, 50,000,000 shares
authorized, 5,000 shares issued and outstanding	8,000	-

Preferred Series C stock, $0.001 par value, 5,000,000 shares
authorized, 100,000 shares issued and outstanding	100	-

Common stock $0.001 par value, 2,503,650,000 shares authorized,
1,747,945,834 and 348,502,760 shares issued (post reverse split)
and outstanding, respectively	1,747,946	348,503
Additional paid-in capital	12,396,385	10,063,482
Treasury stock -29,138 and 20,038 shares
at cost, respectively (Note 10)	(100,618)	(100,618)
Expenses prepaid with common stock	-	(13,333)
Stock subscriptions receivable (Note 14)	(375,009)	(28,000)
Other comprehensive income (Loss) (Note 6)	(6,767)	(862)
Accumulated deficit	(13,228,622)	(10,224,467)

Total Stockholders’ Equity	441,415	44,705

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$4,006,060	$3,480,505

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive (Loss)

	For the Years Ended
	December 31,
	2004	2003
REVENUE
Consulting Revenue	$121,633	$226,565
Consulting Revenue - related party	-	50,000
Rental Revenue	512,456	511,020

TOTAL REVENUE	634,089	787,585

COSTS OF REVENUE
Costs associated with consulting revenue	1,069,329	287,209
Costs associated with rental revenue	231,158	358,229
Interest associated with rental revenue	823,981	280,734

TOTAL COST OF REVENUE	2,124,468	926,172

GROSS PROFIT (Deficit)
Gross (deficit) from consulting operations	(947,696)	(10,644)
Gross (deficit) from real estate operations	(542,683)	(127,943)

GROSS PROFIT (Deficit)	(1,490,379)	(138,587)
EXPENSES
Impairment of long-lived assets	-	182,974
Impairment of marketable securities	194,194	75,177
General and administrative expense	1,808,456	710,304

TOTAL EXPENSES	2,002,650	968,455

OPERATING LOSS	(3,493,029)	(1,107,042)
OTHER INCOME (EXPENSE)
Interest expense	(115,092)	(15,596)
Interest income	5,493	182
Gain (loss) on sale of property & equipment	-	(29,559)
Gain (loss) on sale of subsidiaries	528,192	229,268
Gain (loss) on marketable securities	36,918	(5,421)
Other Income (Expense)	26,187	44,841

TOTAL OTHER INCOME	481,698	223,715

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(3,011,331)	(883,327)

MINORITY INTEREST IN LOSS	(7,176)	(65,113)

NET LOSS BEFORE DISCONTINUED OPERATIONS	(3,004,155)	(818,214)

LOSS FROM DISCONTINUED OPERATIONS	-	(83,611)

NET LOSS	(3,004,155)	(901,825)

Other Comprehensive Loss	(6,767)	(1,735)

TOTAL COMPREHENSIVE (LOSS)	$(3,010,922)	$(903,560)

The accompanying notes are an integral of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive (Loss)
(continued)

	For the Years Ended
	December 31,
	2004	2003

Net loss per common share, basic and diluted
Loss before minority interest	$(0.033)	$(2.740)
Minority interest in loss	-	-
Loss before discontinued operations	(0.033)	(2.535)
Loss from discontinued operations	-	(0.260)

Net loss per weighted average common share outstanding	$(0.033)	$(2.795)

Weighted average shares outstanding - basic & diluted (Note 1)	90,299,865	322,735

(Weighted average shares outstanding have been adjusted retroactively to reflect a reverse stock split on November 1, 2004)

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

			Additional
	Preferred Stock		Paid-In
	Shares	Amount	Capital

Balance Forward, October 1, 2004	8,000,000	$8,000	$-

Return of common stock issued to a consultant

Fair value of options issued to consultants

Intrinsic value of options issued to employees

Common stock issued for options exercised, consultants

Common stock issued for options exercised, employees

Common stock issued for services to consultants

Common stock issued for compensation to employees

Common stock issued for subscriptions receivable, consultants

Balance Forward	8,000,000	$8,000	$-

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

	Common Stock		Additional Paid-In Capital	Treasury Stock	Stock Subscriptions Receivable	Expenses Prepaid With Common Stock	Deferred Consulting	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount								
Balance Forward, October 01, 2004	3,947,966	$ 3,948	$ 12,601,372	$ (100,618)	$ (22,821)	$ -	$ -	$ (4,396)	$ (10,224,467)	$ 2,261,018
Return of common stock issued to a consultant	(250,000)	(250)	(12,250)							(12,500)
Fair value of options issued to consultants			386,354							386,354
Intrinsic value of options issued to employees			329,001							329,001
Common stock issued for options exercised, consultants	82,250,000	82,250	(61,325)							20,925
Common stock issued for options exercised, employees	61,500,000	61,500	(49,769)							11,731
Common stock issued for services to consultants	3,000,000	3,000	4,500							7,500
Common stock issued for compensation to employees	133,197,366	133,197	(44,961)							88,236
Common stock issued for subscriptions receivable, consultants	450,000,000	450,000	(287,279)		(162,721)					-
Balance Forward	733,645,332	$ 733,645	$ 12,865,643	$ (100,618)	$ (185,542)	$ 0	$ 0	$ (4,396)	$ (10,224,467)	$ 3,092,265

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

			Additional
	Preferred Stock		Paid-In
	Shares	Amount	Capital

Balance Forward	$8,000,000	$8,000

Common stock issued for subscriptions receivable, employees

Application of restricted common stock issued to reduce debentures liability

Common stock issued for building improvements

Common stock issued to consultants to apply to accounts payable

Proceeds from consultant option stock sales applied to accounts payable

Series C preferred stock issued for cash	100,000	100	49,900

Receipt of subscriptions receivable

Debt discount convertible debenture discount factor

Balance Forward	$8,100,000	$8,100	$49,900

The accompanying notes are an integral part of these consolidated financial statement

	Common Stock		Additional Paid-In Capital	Treasury Stock	Stock Subscriptions Receivable	Expenses Prepaid With Common Stock	Deferred Consulting	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount								
Balance Forward	733,645,332	$ 733,645	$ 12,865,643	$ (100,618)	$ (185,542)	$ -	$ -	$ (4,396)	$ (10,224,467)	$ 3,092,265
Common stock issued for subscriptions receivable, employees	650,000,000	650,000	(437,712)		(212,288)					-
Application of restricted common stock issued to reduce debentures liability	20,000,000	20,000	30,000							50,000
Common stock issued for building improvements	74,000,000	74,000	(43,000)							31,000
Common stock issued to consultants to apply to accounts payable	270,300,000	270,300	(152,549)							117,751
Proceeds from consultant option stock sales applied to accounts payable			533							533
Series C preferred stock issued for cash										50,000
Receipt of subscriptions receivable					22,821					22,821
Debt discount convertible debenture discount factor			83,571							83,571
Balance Forward	1,747,945,332	$ 1,747,945	$ 12,346,486	$ (100,618)	$ (375,009)	$ -	$ -	$ (4,396)	$ (10,224,467)	$ 3,447,941

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

			Additional
	Preferred Stock		Paid-In
	Shares	Amount	Capital

Balance Forward	8,100,000	$8,100	$49,900

Round up fraction shares resulting from 11-01-2004 reverse stock split

Change in other comprehensive loss

Net consolidated loss, year ended December 31,2004

Balance, year ended December 31, 2004	8,100,000	$8,100	$49,900

The accompanying notes are an integral part of these consolidated financial statement

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

						Expenses
	Common Stock		Additional Paid-In	Treasury	Stock Subscriptions	Prepaid With	Deferred	Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable	Common Stock	Consulting	Income (Loss)	Deficit	Equity

Balance Forward	1,747,945,332	$1,747,945	$12,346,486	$(100,618)	$(375,009)	$-	$-	$(4,396)	$(10,224,467)	$3,447,941

Round up fraction shares resulting from 11-01-2004 reverse stock split	502	1	(1)							-

Change in other comprehensive loss								(2,371)		(2,371)

Net consolidated loss, year ended December 31,2004									(3,004,155)	(3,004,155)

Balance, year ended December 31, 2004	1,747,945,834	$1,747,946	$12,346,485	$(100,618)	$(375,009)	$-	$-	$(6,767)	$(13,228,622)	$441,415

The accompanying notes are an integral part of these consolidated financial statement

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

Preferred Stock
	Shares	Amount
December
31, 2002	-	$-

Common stock
issued for
loan fee	-	-

Disposition
of treasury
stock and
stock
subscription
due to sale
of subsidiary	-	-

Common stock
issued for
services	-	-

Common stock
issued for
Bonus	-	-

Common stock
issued for
services and
prepaid
services	-	-

Common stock
issued for
stock option
exercise to
employees	-	-

Intrinsic
value of
stock options
issued to
employees	-	-

Beneficial
conversion
feature on
convertible
debentures	-	-

Adjustment for
marketable
securities	-	-

Net loss for
the year
ended
December
31, 2003	-	-

Balance,
December
31, 2003	-	-

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity (Continued)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Treasury Stock	Stock Subscription Receivable	Expenses Prepaid with Common Stock	Deferred Consulting	Other Comprehensive Income(Loss)	Total Accumulated Deficit	Stockhldrs Equity
Balance, December 31, 2003	310,353	$ 310	$ 9,957,316	$ (107,741)	$ (107,800)	$ -	$ -	$ 873	$ (9,322,642)	$ 420,316
Common stock issued for loan fee	5,000	5	49,996	-	-	-	-	-	-	50,000
Disposition of treasury stock and stock subscription due to sale of subsidiary	-	-	-	7,123	107,800	-	-	-	-	114,923
Common stock issued for services	8,000	8	18,992	-	-	-	-	-	-	19,000
Common stock issued for bonus	17,550	18	313,633	-	-	-	-	-	-	313,652
Common stock issued for services and prepaid services	2,000	2	39,998	-	-	(13,333)	-	-	-	26,667
Common stock issued for

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity (continued)

Preferred Stock
	Shares	Amount
Balance,
December
31, 2003	-	$-

Cancellation of
Common stock
for subscription
receivable
	-	-
Common stock
issued for
services

Common stock
issued for
building improvements
and services
	-	-
Common stock
issued for
stock option exercise
to consultants
	-	-

Common stock
issued for
stock option
exercise to
employees
	-	-

Receipt of
subscriptions
receivable
	-	-
Amoritzation of prepaid
expenses	-	-

Intrinsic value of stock
options issued to
employees	-	-

Balance, Forward	-	-

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

Preferred Stock
	Shares	Amount
Balance,
Forward	-	$-

Fair Value of
options issued
for prepaid
consulting fees
	-	-

Application of
option
grants to
accounts
payable
	-	-

Adjustment for
marketable
securities
	-	-

Common stock
issued for
services
	-	-

Common stock
issued for
stock option
exercise to
consultants
	-	-

Common stock
issued for
stock option
exercise to
employees
	-	-

Common stock
issued for
subscriptions
receivable,
consultants
	-	-
Common Stock
issued for
subscriptions
receivable
employees
	-	-
Fair Value of
stock options
issued to
consultants
	-	-
Series B preferred
stock
issued for services
	8,000,000	$8,000

Balance Forward	8,000,000	$8,000

The accompanying notes are an integral part of these consolidated financial statements

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Treasury Stock	Stock Subscription Receivable	Expenses Prepaid with Common Stock	Deferred Consulting	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders Equity
Balance Forward	890,134	$ 890	$12,158,587	$(100,618)	$ (32,363)	$ -	$ -	$ (862)	$ (10,224,467)	$1,801,167
Fair Value of options issued for prepaid consulting fees	-	-	43,988	-	-	-	(43,988)	-	-	-
Application of option grants to accounts payable	-	-	-	-	-	-	-	-	-	-
Adjustment for marketable securities	-	-	-	-	-	-	-	(3,748)	-	(3,748)
Common stock issued for services	1,360,308	1,360	154,681	-	-	-	-	-	-	156,041
Common stock issued for stock option exercise to consultants	348,000	348	40,104	-	-	-	-	-	-	40,452
Common stock issued for stock option exercise to employees	105,000	105	19,395	-	-	-	-	-	-	19,500
Common stock issued for subscriptions receivables, consultants	118,500	119	5,806	-	(5,925)	-	-	-	-	-
Common stock issued for subscriptions receivables, employees

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

Preferred Stock
	Shares	Amount

Balance,
Forward	8,000,000	$8,000

Intrinsic Value of
stock options
issued to
employees
	-	-

Shareholder proceeds
from Option stock
sales applied
to A/P	-	-

Amortization of
deferred consulting
balance expensed
	-	-

Adjustment for
marketable
securities
	-	-

Net loss for
the nine months
ended
September
30, 2004
	-	-

Balance,
September
30, 2004
	8,000,000	$8,000

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity (Continued)

	Common Stock		Additional	Treasury	Stock	Expenses	Deferred	Other	Accumulated	Total
	Shares	Amount	Paid-in Capital	Stock	Subscription Receivable	Prepaid with Common Stock	Consulting	Comprehensive Income (Loss)	Deficit	Stockholders Equity
Balance, Forward	3,947,966	$ 3,948	$ 12,526,117	$ (100,618)	$ (22,821)	$ -	$ (43,988)	$ (4,610)	$ (10,224,467)	$ 2,141,561
Intrinsic value of stock options issued to employees	-	-	55,949	-	-	-	-	-	-	55,949
Shareholder proceeds from Option stock sales applied to A/P	-	-	19,306	-	-	-	-	-	-	19,306
Amortization of deferred consulting expensed	-	-	-	-	-	-	43,988	-	-	43,988
Adjustment for marketable securities	-	-	-	-	-	-	-	214	-	214
Balance, Forward September 30, 2004	3,947,966	$ 3,948	$ 12,601,372	$ (100,618)	$ (22,821)	$ -	$ -	$ (4,396)	$ (10,224,467)	$2,261,018

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)	$(3,004,155)	$(901,825)
Other comprehensive loss	(5,905)	-
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from sale of investments	-	5,421
Loss from sale of land and real property for sale	-	9,008
Loss on disposition of property, plant and equipment	-	29,559
(Gain) loss from sale of subsidiaries	899,971	(229,268)
Impairment of marketable securities	194,194	75,177
Impairment of long-lived assets	-	173,966
Change in minority interest	(184,450)	(65,113)
Depreciation and amortization	145,704	137,607
Intrinsic and fair value of stock options issued	1,619,352	49,600
Expenses prepaid with common stock	13,330	-
Issuance of Preferred Series B stock for services	8,000	-
Issuance of common stock for services	892,659	323,817
Beneficial conversion feature of debenture issued	83,571	-
Amortization of beneficial conversion feature	-	11,609
Bad debt expense	-	319,219
Revaluation and expense of variable deferred consulting	45,600	-

Change in operating asset and liability accounts:
Increase in restricted cash	-	-
Accounts receivable	(81,625)	(21,820)
Prepaid expenses	(18,684)	23,401
Capitalized loan costs	22,180	-
Other assets	-	7,144
Related party transactions	12,952	-
Accounts payable	55,254	(10,415)
Accrued liabilities	78,956	39,468
Deferred Revenue	(8,602)	(138,070)
Unearned rent	(5,361)	-
Deferred gain on sale of subsidiary	(21,770)	-
Refundable Deposits	(500)	9,041
Convertible debentures	(55,000)	-
Current portion of WVDEP liability	(20,000)	-
Current portion of long-term debt change due to
modification of two loan agreements to remove
an On Demand clause	(920,449)	-
Net cash provided (used) by operating activities	(254,778)	(152,474)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for securities investment	(34,757)	-
Cash relinquished in sale of subsidiaries	-	(15,351)
Issuance of notes receivable	(120,431)	(60,000)
Proceeds from notes receivable	6,790	26,100
Proceeds from sale of marketable securities	195,608	23,032
Proceeds from sale of real property	-	49,000
Purchase of property, plant and equipment	(364,761)	(32,544)

Net cash provided (used) by investing activities	(317,551)	(9,763)

The accompanying notes are integral to the consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2004	2003

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for securities investment	(34,757)	0
Cash relinquished in sale of subsidiaries	0	(15,351)
Issuance of notes receivable	(120,431)	(60,000)
Proceeds from notes receivable	6,790	26,100
Proceeds from sale of marketable securities	195,608	23,032
Proceeds from sale of real property	0	49,000
Purchase of property, plant and equipment	(364,761)	(32,544)

Net cash provided (used) by investing activities	(317,551)	(9,763)

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)

	For the Years Ended
	December 31,
	2004	2003
CASH FLOWS FROM LONG TERM FINANCING ACTIVITIES

Payments on related party notes payable
Notes receivable	$(118,050)	$-
Payments on long-term debt	(88,508)	(134,928)
Proceeds from issuance of long-term debt	193,510	194,417
Proceeds from issuance of convertible debentures	200,000	60,000
Proceeds from stock option exercise	-	28,000
Issuance of common stock to redeem convertible debentures	50,000	-
Issuance of Preferred Series B stock	8,000	-
Issuance of Preferred Series C stock for cash	50,000	-
Receipt of stock subscriptions receivable	43,821	-
Issuance of common stock for stock option exercise	371,974	-

Net cash provided (used) by financing activities	710,747	147,489

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	138,418	(14,748)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	94,073	108,821

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$232,491	$94,073

SUPPLEMENTAL DISCLOSURE OF INFORMATION

CASH PAID FOR:

Interest	$346,250	$331,488
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH:
INVESTING AND FINANCING ACTIVITIES:

Preferred stock issued for services	$8,000	$-
Common stock issued for services	$892,659	$323,817
Common stock issued for subscriptions receivable	$417,830	$-
Common stock issued for variable deferred consulting	$43,988	$-
Office equipment acquired through a capital lease	$-	$19,815
Common stock issued for building improvements	$141,564	$-
Common stock issued for loan costs	$-	$50,000

The accompanying notes are integral to the consolidated financial statements.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT POLICIES

            A. Organization

Nexia Holdings, Inc. (Nexia or The Company) was incorporated under the laws of the State of Colorado on April 20, 1987 as Metropolitan Acquisition Corporation. The name of the Company has changed several times, most recently, to Kelly's Coffee Group, Inc. (Kelly's) on April 22, 1994, and finally to Nexia Holdings, Inc. on March 15, 2002. Nexia became a development stage company on March 1, 1998.

On October 5, 2000, Nexia merged with a Nevada corporation with the same name, effectively changing its state of domicile from Colorado to Nevada and its authorized common stock from 100,000,000 shares with $.001 par value to 1,000,000,000 shares with $.001 par value.

On February 15, 2002, the Company entered into a Stock Purchase Agreement (Agreement) with Axia Group, Inc. (Axia), a related party, pursuant to which the Company issued to Axia 255,100,000 restricted shares of the Company=s common stock in exchange for essentially all of the assets and liabilities of Axia. Axia=s assets included a portfolio of securities, real estate holdings and publicly reporting shell-companies. The shares issued to Axia equaled approximately 82% of the issued and outstanding shares of the Company after the close of the transaction. Immediately prior to the Agreement, the Company had 55,252,760 shares of common stock issued and outstanding.

The acquisition was accounted for as a recapitalization. The subsidiaries consisted of Diversified Holdings I, Inc., Wichita Development Corporation, Golden Opportunity Development Corporation, Downtown Development Corporation, Wasatch Capital Corporation, Hudson Consulting Group, Inc., Oasis International Hotel and Casino, Inc., Canton Industrial Corporation of Salt Lake City Inc., Canton=s Wild Horse Ranch II, Inc., West Jordan Real Estate Holdings, Inc., Salt Lake Development, Inc., Kearns Development Corporation and Canton Tire Recycling of West Virginia, Inc. (together "The Accounting Acquirer").

The subsidiaries of Axia which were transferred to the Company have been treated as the acquiring entities for accounting purposes and the Company is the surviving entity for legal purposes. The transaction is deemed to be an exchange of assets between entities under common control. The President of the Company was also the President of Axia.

As noted by Interpretation 39, the transfer of net assets or an exchange of shares between entities under common control is excluded from Opinion 16 and should be accounted for at historical cost. There was no adjustment to the carrying value of the assets or liabilities of the transferred subsidiaries, nor was there any adjustment to the carrying value of the net assets or liabilities of the Company. The combined statements of operations and other comprehensive income and cash flows for the year ended December 31, 2001 include only the activity of the accounting acquirer and through February 5, 2002 (date of agreement) after which the statement of operations reflect the operations of the accounting acquirer and Nexia. The statement of stockholders equity for the year ended December 31, 2001 has been presented to give proportionate effect to the number of shares issued by the Company as applied to the equity transactions of the accounting acquirer.

On June 19, 2003, in an inter-company tax free transaction, Wichita Development Corporation exchanged its shareholdings in Kearns Development Corporation for the Diversified Holdings 1, Inc. shareholdings in Salt Lake Development Corporation. At the time of the exchange all parties were subsidiaries of Nexia.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

On June 20, 2003, the Company sold its interest in Wichita Development Corporation, and consequently, its interest in Salt Lake Development Corporation and Wichita Properties, Inc., to Diversified Financial Resources Corporation (DFRC) (See Note 12).

NOTE 1 a. ORGANIZATION

On December 31, 2004, Diversified Holdings I, Inc., a subsidiary of the Company, sold the stock of four of its subsidiaries to an unrelated party for $100. The four entities sold were Oasis International Hotel & Casino, Inc., Golden Opportunity Development Corporation, Canton’s Wild Horse Ranch II, Inc. and Canton Tire Recycling of West Virginia.

b. Basis of Consolidation

Diversified Holdings I, Inc. (DHI), a Nevada corporation and 99% owned subsidiary of the Company, was formed on March 22, 1996. DHI is a holding company which has majority ownership of the following subsidiaries:

Hudson Consulting Group, Inc. (Hudson) was incorporated in Nevada on April 16, 1996, as Diversified Holdings XIII, Inc. for the purpose of providing business consulting services. On March 5, 1997, its name was changed to Hudson Consulting Group, Inc. Hudson is 100% owned by DHI.

Canton Industrial Corporation of Salt Lake City (CICSLC), a Utah corporation, was incorporated on September 29, 1993 for the purpose of acquiring, owning and managing a specific property. CICSLC sold the property in December 1998, and currently holds a promissory note from the purchaser, secured by a deed of trust on the property, in the amount of $255,000, bearing interest at 8%, principal and interest due August 10, 2002. CICSLC is 80% owned by DHI and 10% owned by Nexia.

West Jordan Real Estate Holdings, Inc. (WJREH), was formed on June 7, 1994 in Utah for the purpose of acquiring, owning and managing a specific property. WJREH sold its real estate holdings on April 20, 2005. Its only assets are cash and receivables of $677,539 at May 1, 2005.

Kearns Development Corporation (Kearns), a Nevada corporation, was incorporated February 16, 1996 as Cyber Studio, Inc. On April 4, 2001, its name was changed to Kearns Development Corporation. During 2000, Kearns purchased a commercially rented building in Kearns, Utah. Prior to October 17, 2001, Kearns was owned 90.7% by DHI and on June 19, 2003 was sold back to DH1 by WHDV.

Wasatch Capital Corporation (WCC), a Utah corporation, was incorporated on June 10, 1991. WCC owns a commercially rented building in downtown Salt Lake City. DH1 owned 98% and 77% of Wasatch common stock as of December 31, 2004 and 2003 respectively. On September 16, 2004 Wasatch issued one million shares of its common stock to DH1 in total satisfaction of its outstanding debt to DH1.

Downtown Development Corporation (Downtown) was incorporated by the Company on November 30, 1999 in Utah as A-Z South State Corporation. On August 22, 2001, its name was changed to Downtown Development Corporation. Downtown owns a commercially rented building in Salt Lake City, Utah, and is 99.8% owned by DH1. In addition to DHI, the Company has majority ownership in the following subsidiaries:

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

            NOTE 1 b. BASIS OF CONSOLIDATION, continued

At December 31, 2004, the Company had a majority ownership in 14 other companies including CyberCosmetics, Inc., CyberBoy, Inc., CyberEye, Inc., CyberFishing, Inc., CyberLead, Inc., CyberLife, Inc., CyberOil, Inc., CyberSkiing, Inc., CyberSoccer, Inc., CyberTennis, Inc.,CyberTyme, Inc., CyberWholesale, Inc., CSI Holdings, Inc. (formerly CyberWrestling, Inc.), CyberWrite, Inc. Each of these companies is inactive with little or no assets, liabilities or operating activities.

The financial statements of four subsidiaries of Diversified Holdings I, Inc., referred to in Note 1 a. Organization as having been sold on December 31, 2004, are not included in the consolidated financial statements as of December 31, 2004 and for the year then ended.

   c. Accounting Method

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

d. Compensating Cash Balances

The Company's subsidiary, West Jordan Real Estate Holdings, Inc. has signed a note payable. As part of the note, WJREH has agreed to deposit $3,750 monthly into a bank account to be used for capital improvements, tenant improvements and leasing commissions. The account balance was $79,631 at December 31, 2004.

e. Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

Net deferred tax assets consist of the following components as of December 31, 2004 and 2003:

	2004	2003
Deferred tax assets
NOL Carryover	$4,697,711	$2,594,290

Capital loss	661,050	661,050

Other	36,820	33,700

Deferred tax liabilities:	-	-

Valuation allowance	(5,395,581)	(3,289,040)
Net deferred tax asset	-	-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2004 and 2003 due to the following:

	2004	2003

Book loss	$(3,004,155)	$(351,710)
Bad debt	-	124,495
Asset impairments	194,194	97,165
Other (Charitable contribution)	3,120	2,345
Stock for services/option expense	1,685,573	150,160
Valuation allowance	1,121,268	(22,455)
-	-	-

At December 31, 2004, the Company had net operating loss carryforwards of approximately $8,558,175 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the December 31, 2004 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

f. Depreciation

The Company's property and equipment is depreciated using the straight-line Accounting method over the useful lives shown below for financial reporting purposes.

Useful Life	Asset

Computers	3 years
Equipment and fixtures	5 to 10 years
Buildings and improvements	20 to 39 years

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

g. Revenue Recognition

The Company recognizes revenue from its two main sources of revenue as follows:

Rental Revenue

Rental revenues are recorded in the period in which they are earned in accordance with rental agreements and lease contracts. Rent payments are typically due by the 1st of each month. Occasionally, the Company will receive rent payments at the end of preceding months for the following months rent. The Company will record these as deferred revenue until such time as the rent has been earned. Unearned rental revenue at the December 31, 2004 was $23,094.

Consulting Revenue

The Company, through its subsidiaries, performs consulting services which consist of financial reporting, business acquisitions, and other public company reporting and support functions. The Company can receive payment for these services in a variety of ways. (1) the Company can be paid in cash; (2) the Company can be paid in restricted securities of the client; (3) the Company can be paid in a combination of cash and restricted securities of the client. The Company follows the revenue recognition provisions of SAB 101 >Revenue Recognition in Financial Statements and 5 >Recognition and Measurement in Financial Statements of Business Enterprises.

These statements require that revenue not be recognized unless collectibility is reasonably assured with recognition of revenue acceptable only when realizable or when assets received or held are readily convertible into known amounts of cash or claims to cash.

Accordingly, when the Company is to be paid in cash, the Company will record the revenue on an accrual basis when the services have been performed, the amounts are readily determinable and collection is reasonably assured. In the cases where the Company receives restricted securities from the client as payment, revenue is deferred until such time as the securities are sold, thereby meeting the requirements that the assets received are readily convertible into known amounts of cash. In the cases where the Company receives a combination of cash and restricted securities, the Company will record that cash as revenue as noted previously and will defer the recognition of the revenue from the securities until the securities are sold.

The Company records the securities received from consulting services in accordance with SFAS 115 >Accounting for Certain Investments in Debt and Equity Securities. This standard requires that the Company classify its investments as either trading, available for sale, or held to maturity securities. The Company typically classifies the securities received as payment for the consulting services as available for sale. Any unrealized gains and losses on these securities for which the revenue has been deferred are recorded as adjustments to the deferred revenue account until such time as the security is sold and the Company is able to recognize the revenue from the consulting services. The amount of deferred revenue related to consulting services performed for which the Company received restricted securities at December 31, 2004 was $358. This represents the fair value of the portion of the available for sale securities for which revenue had been deferred at December 31, 2004.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

The Company will discontinue these services in 2005.

h. Marketable Securities

The Company follows the provisions of SFAS 115 regarding marketable securities. The Company's securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

Securities investments that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost in investments and other assets. Securities investments not classified as either held-to-maturity or trading securities are classifies as available-for-sale securities. Available-for-sale securities are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a separate component of equity. All marketable securities held by the Company have been classified as available-for-sale securities.

                  i. Issuance of Common Stock

The Company frequently issues shares of its common stock to acquire assets, retire debt and pay for services. When stock is issued for assets, debt or services, the value of the stock, related assets, debt or services is determined by the most readily determinable value, i.e. the value of the common stock issued or the value of the assets, debt or services.

j. Environmental Compliance and Remediation

The Company determines potential liability on a site by site basis and records a liability when its existence is probable and reasonably estimable. Expenditures that do not have a future economic benefit are expensed as incurred. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized.

k. Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets". The Company recognizes impairment losses as the difference between historical cost and fair value of the asset, less costs to sell, when management determines that events and circumstances indicate a need to assess impairment, and when that assessment indicates that historical cost materially exceeds fair value, less costs to sell. Impairment expense totaled $0 and $173,966 for the years ended December 31, 2004 and December 31, 2003, respectively.

l. Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense was $2,232 and $0 for the years ended December 31, 2004 and 2003, respectively.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

m.  Basic and Diluted Loss Per Common Share

The computation of basic and diluted loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Years Ended
	December 31,
	2004	2003

Numerator:
Loss before minority interest	$(3,011,331)	$(883,327)
Minority interest	7,176	65,113

Net loss before discontinued
Operations	(3,004,155)	(818,214)

Discontinued operations	-	(83,611)
Net loss	$(3,004,155)	$(901,825)

Denominator:
weighted average shares
outstanding	90,299,865	322,735

Basic and diluted loss per
Weighted average
Common share:
Loss per common share before
minority interest	$(0.03)	$(2.74)
Minority interest in loss per
common share	(0.00)	(0.20)

Net loss per common share before
discontinued operations	(0.03)	(2.54)
Loss per common share on
discontinued operations	-	( .26)

Net loss per common share, basic
and diluted	$(0.03)	$(2.80)

The weighted average shares outstanding at December 31, 2003 were reported originally as 322,734,541. The number has been changed to 322,735 to reflect the 1000:1 reverse stock split effective November 1, 2004.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

n. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United Stated of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

o. Newly Issued Accounting Pronouncements

During the year ended December 31, 2004, the Company adopted the following accounting pronouncements:

SFAS No. 143 -- In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. The statement was effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the financial statements of the Company.

SFAS No. 145 -- On April 30, 2002, the FASB issued FASB Statement No. 145 (SFAS 145), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds both FASB Statement No. 4 (SFAS 4), "Reporting Gains and Losses from Extinguishment of Debt," and the amendment to SFAS 4, FASB Statement No. 64 (SFAS 64), "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Through this rescission, SFAS 145 eliminates the requirement (in both SFAS 4 and SFAS 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, an entity is not prohibited from classifying such gains and losses as extraordinary items, so long as it meets the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Further, SFAS 145 amends paragraph 14(a) of FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of the gain or loss in the 9 financial statements, (2) is subject to FASB Statement No. 66, "Accounting for Sales of Real Estate," if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules of FASB Statement No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases." Generally, FAS 145 is effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material effect on the financial statements of the Company.

SFAS No. 146 -- In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" (SFAS 146). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when the restructuring charges are recorded from a commitment date approach to when the liability is incurred. The adoption of SFAS 146 did not have a material effect on the financial statements of the Company.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

SFAS No. 147 -- In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 147, "Acquisitions of Certain Financial Institutions" which is effective for acquisitions on or after October 1, 2002. This statement provides interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". The adoption of SFAS No. 147 did not have a material effect on the financial statements of the Company.

SFAS No. 148 -- In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123" which is effective for financial statements issued for fiscal years ending after December 15, 2002. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not have a material effect on the financial statements of the Company.

SFAS No. 149 -- In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities under SFAS 133. The adoption of SFAS No. 149 did not have a material effect on the financial statements of the Company.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

SFAS No. 132 (revised 2003) - In December 2003 the FASB issued SFAS No. 132 (revised 2003) “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106” which is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. This Statement does not change the requirements in measurement or recognition of those plans. Instead it retains the disclosure requirements and additionally requires disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. The adoption of SFAS No. 132 (revised 2003) did not have a material effect on the financial statements of the company.

SFAS No. 151 - In November 2004 the FASB issued SFAS No. 151 “Inventory Costs—an amendment of ARB No. 43, Chapter 4” which is effective November 2004. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). It requires current-period recognition regardless of whether or not those items meet the criterion of “so abnormal”. Additionally, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have a material effect on the financial statements of the company.

SFAS No. 152 - In June 2004 the FASB issued SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No 66 and 67.” It amends FASB Statement No. 66 and AICPA Statement of Position 04-2 and states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The adoption of SFAS No. 152 did not have a material effect on the financial statements of the company.

SFAS No. 153 - In December 2004 the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” which provides standards for the measurement of nonmonetary exchanges. It amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 did not have a material effect on the financial statements of the company.

SFAS No. 123 - In December 2004 the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” which is effective for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. The implementation of this SFAS will have a material effect on the Company’s financial statements.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

FASB Interpretation No. 45 -- "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others B an Interpretation of FASB Statements No. 5, 57 and 107". The initial recognition and initial measurement provisions of this Interpretation are to be applied prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in the Interpretation were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FASB Interpretation No. 45 did not have a material effect on the financial statements of the Company.

FASB Interpretation No. 46 -- In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company's financial statements.

During the year ended December 31, 2003, the Company adopted the following Emerging Issues Task Force Consensuses: EITF Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables", EITF Issue No. 01 B8  "Determining Whether an Arrangement Contains a Lease", EITF Issue No. 02-3 AIssues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities", EITF Issue No. 02-9 "Accounting by a Reseller for Certain Consideration Received from a Vendor", EITF Issue No. 02-17, "Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination", EITF Issue No. 02-18 "Accounting for Subsequent Investments in an Investee after Suspension of Equity Method Loss Recognition", EITF Issue No. 03-1, "The Meaning of Other Than Temporary and its Application to Certain Instruments", EITF Issue No. 03-5, "Applicability of AICPA Statement of Position 9702, >Software Revenue Recognition to Non-Software Deliverables in an Arrangement Containing More Than Incidental Software", EITF Issue No. 03-7, "Accounting for the Settlement of the Equity Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to be Settled in Stock", EITF Issue No. 03-10, AApplication of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers.

FASB Interpretation No. 46 (revised)“Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” - In December 2003 FASB issued this revision in which this Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FASB believes that the accounting for variable interest entities has become “fragmented and incomplete”. Its purpose is not to restrict the use of variable interest entities. Instead it seeks to improve financial reporting by those enterprises that are involved with variable interest entities. The adoption of FIN 46R did not have a material impact on the Company’s financial statements.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

FASB Interpretation No. 47“Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143” - In March 2005 FASB issued this interpretation to clarify timing issues with liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event. It also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

p.	Stock Based Compensation

As permitted by FASB Statement 148 "Accounting for Stock Based Compensation-Transition and Disclosure" (SFAS No. 148), the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations and make pro forma disclosures of net income and earning per share as if the fair value method of valuing stock options had been applied. Under APB opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United Stated of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through December 31, 2004 of $12,815,682, and has a working capital deficit of $51,336 at December 31, 2004 all of which raise substantial doubt about the Company's ability to continue as a going concern.

Primarily, revenues have not been sufficient to cover the Company's operating costs. Management's plans to enable the Company to continue as a going concern include the following:

_	Increasing revenues from rental properties by implementing new marketing programs
_	Making certain improvements to certain rental properties in order to make them more marketable
_	Reducing expenses through consolidating or disposing of certain subsidiary companies
_	Raising additional capital through private placements of the Company's common stock
_	Purchasing revenue producing real estate
_	Decreasing payroll expenses and options
_	Using stock and option-based compensation to cover payroll and other permissible labor costs

There can be no assurance that the Company can or will be successful in implementing any of its plans or that they will be successful in enabling the company to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 3 - RELATED PARTY TRANSACTIONS

Surber has at various times been appointed to serve as an officer or director for some clients of Nexia. These appointments have been disclosed to the disinterested members of the board and the approval of the board of directors has been granted in each of these cases. As payment for services provided to these corporations, Surber has received securities of those corporations, and these transactions have been disclosed to the board of directors in each case.

Mr. Surber is licensed to practice law in the State of California and occasionally represents corporate clients on various corporate matters. Mr. Surber has disclosed the fact that he, on occasion, does act as counsel to several companies for which he receives fees for the legal services provided.

During April 2003, Hudson, a subsidiary of the Company, entered into an agreement to sell its interest in Unit A216 of the Brian Head North Condominiums in Iron County, Utah to related party. Hudson received $1,000 in cash and was relieved of all obligations and liabilities relating to the property. The Company recognized a loss on sale of $10,660.

During May 2003, Hudson entered into a one-year Consulting Agreement with Axia Group, Inc. (Axia) a related party. The agreement calls for Axia to issue 666,667 shares of common stock and pay $10,000 per month or hourly billings on a monthly basis, whichever is greater. Amounts due under this agreement have been off-set against payables to Axia from the receipt by Hudson of $64,413 in cash from the sale of Axia common stock. At December 31, 2004, Hudson had a net receivable of $12,942 from Axia.

On January 29, 2004 the Company, and/or its subsidiaries entered the following agreements to settle debts and obligations with Axia Group, Inc., a related party of which Richard Surber, President of the Company, also served as an officer and director:

•
Diversified Holdings I, Inc. accepted the assignment of certain rights to securities with a stated value of $50,000 due in the settlement of Axia's litigation claim against America West Securities and Robert Kay.

•
Diversified Holdings, I, Inc. also accepted an assignment of Axia's rights (presently being litigated) against Kevin Sheff for the recovery of 10,000 post-split shares of Axia Group, Inc.'s common stock.

•
As settlement of compensation due under a May 2, 2003 Consultant Agreement with Hudson Consulting Group, Inc., Axia Group Inc. transferred 9,100,012 (pre-reverse split) shares of Nexia common stock to Hudson.

•
Signed a full release and settlement of all claims against Axia Group, Inc. held by, Nexia Holdings, Inc., Wasatch Capital, Inc., Hudson Consulting Group, Inc. and West Jordan Real Estate Holdings, Inc.

The end result of the agreements was to resolve and settle all claims against Axia Group, Inc. held by the named entities, all subsidiaries of Nexia Holdings, Inc. Richard Surber, President of the Company, was formerly an officer and director of Axia Group, Inc. The purpose of the above described transaction was to settle the various claims and resolve the debts and obligations that existed between Axia and the Company and its subsidiaries.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

On September 28, 2004, the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under Section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004.

NOTE 4 - NOTES RECEIVABLE

Notes receivable consist of the following at December 31, 2004:

Notes receivable from an individual, with interest
at 8%, due August 10, 2002, secured by a building,
net of full allowance	$255,000

Note receivable from an individual for the sale
of a vehicle with interest at 6.99%, due in 60
monthly payments of $900, secured by vehicle	34,249

Note from a corporation, with interest at 115%,
due in four monthly payments of $31,250,
including interest, from December 16, 2004 and
unsecured	100,000

Note receivable from a company, non-interest
bearing, due on demand, unsecured, net of
full allowance.	81,700

Allowance for doubtful accounts	(315,950)

Total Notes Receivable	$154,999

At December 31, 2004, two of the notes were in default. The Company has taken legal action against Creating Marketing Group, Inc. and its president.

NOTE 5 - FIXED ASSETS

Fixed assets consist of the following at December 31, 2004:

Buildings and improvements	$3,510,066
Furniture and equipment	182,311
Vehicles	3,650
Accumulated depreciation	(760,975)

Total property and equipment, net	2,935,052

Land	489,295

Total fixed assets	$3,424,347

For the years ended December 31, 2004 and 2003, the Company recorded depreciation expense of $135,704 and $137,607, respectively.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 6 - INVESTMENT IN MARKETABLE EQUITY SECURITIES

The following is a summary of the Company=s investment in available-for-sale securities as of December 31, 2004:

	Available-for-Sale
	Gross	Gross
	Unrealized	Unrealized	Fair
	Profit	Losses	Value

		2004	2004

Equity securities -
free trading	$-	$6,767	$44,549
Equity securities -
restricted	-	-	-

	$-	$6,767	$44,549

Changes in the unrealized loss on available-for-sale securities during the years ended December 31, 2004 and 2003 reported as a separate component of stockholders= equity are as follows:

	For the Years Ended
	December 31,
	2004		2003

Beginning Balance	$	(862)		$873
Increase in unrealized holding gains
(losses)		(5,905)		(1,735)

Ending Balance		$(6,767)	$	(862)

During the years ended December 31, 2004 and 2003, the Company recognized $194,194 and $75,177 in permanent impairment expense on marketable securities.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 7 - PREFERRED STOCK

The Company has authorized up to 50,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock can be issued in various series with varying dividend rates and preferences.

As of May 10, 2005, the number of shares of Series A Convertible Preferred Stock issued and outstanding is none. The Series A Convertible Preferred Shares have voting rights which equate to 100 shares of common stock for every 1 Series A Preferred share and may be converted into $10 worth of common stock. A total of 10,000,000 shares have been designated and authorized as Series A Preferred Shares of a total number of 50,000,000 authorized shares of preferred stock.

On August 25, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. This designation created 10,000,000 shares, par value $0.001, of Series B Convertible Preferred Stock, out of the 50,000,000 authorized shares of preferred stock of the Company. The Series B Preferred Stock holds voting rights equal to 500 shares of common stock for each share of the Series B Preferred Stock issued, the shares do not have any conversion rights into common stock or any other class of stock of the Company. This filing was reported on an 8-K filing made on August 31, 2004.

On September 28, 2004, the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issues as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004.

On November 8, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. designated as Series C Preferred Stock. The designation of 5,000,000 shares of the 50,000,000 authorized as Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. This filing was reported on a Form 8-K filing made on November 10, 2004.

On November 10, 2004 an agreement was entered into with Joseph Corso, Jr. to sell him 100,000 shares of its Series C Preferred Stock in exchange for a cash payment of $50,000. These shares had not been registered for sale and the exchange was handled as a private sale exempt from registration under section 4(2) of the Securities Act of 1933. This exchange was reported on a Form 8-K filing made on November 12, 2004.

The Company has not declared a cash dividend for any of its classes of stock during the fiscal year ended December 31, 2004.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 8 B OUTSTANDING STOCK OPTIONS

As permitted by FASB Statement 148 "Accounting for Stock Based Compensation B Transition and Disclosure" (SFAS No. 148), the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations and make pro forma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

On September 29, 2003, the Board of Directors of the Company authorized and adopted the 2003 Benefit Plan of Nexia Holdings, Inc. under which the Company was authorized to issue stock or options to purchase stock to employees, consultants, contractors, advisors or other individual persons. The total number of shares covered by the 2003 plan was 20,000,000 and the plan was terminated on January 7, 2004.

On February 1, 2005, the Board of Directors of the Company amended the “2004 Benefit Plan of Nexia Holdings, Inc.” as originally adopted on January 12, 2004 for the 8th time to increase the number of shares of common stock that the Company may issue under the terms of the plan to its employees, consultants, contractors, advisors or other individual persons to 3,503,650,000 shares, post November 1, 2004, reverse-split shares.

On February 4, 2005, the Board of Directors of the Company adopted the “2005 Benefit Plan of Nexia Holdings, Inc.” under which the Company may issue stock or stock options to employees, consultants, advisors or other individual persons. The total number of shares covered by the 2005 plan is 1,000,000,000 shares of the Company’s common stock. This plan expires on the earlier of the date that is five years from the date the plan was adopted or the date on which the one billionth share is issued.

During 2004, the Company granted employees, consultants, advisors and others 1,283,752,898 options to purchase common stock at a floating option price set at 75% the market price at the time of exercise, resulting in the recording of $2,562,343 in compensation expense for the intrinsic value and fair values.

A summary of the status of the Company's stock option plans as of December 31, 2004 and 2003 and changes during the years is presented below:

	2004		2003

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding,
beginning of
year	-	$-	$-
Granted	1,283,752,898	-	5,600	0.01
Expired/Cancelled	-	-	5,600	0.01
Exercised	1,282,930,398			$

Outstanding end
of year	822,500	$-	-	$-

Exercisable	-	$-	-	$-

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

    The Company estimated the fair value of each stock option issued during the year at the grant date by using the fair market value on the date issued. The numbers of options issued, exercised and outstanding in 2004 and 2003, as shown above, reflect the effect of the 1000:1 reverse stock split on November 1, 2004.

For the Year
Ended
December 31, 2004

Risk free interest rate	0.00%
Expected life	0 years
Expected volatility	0.00%
Dividend yield	0.00%

NOTE 9 - LONG-TERM DEBT

On January 9, 2003, Kearns Development Corporation refinanced the underlying debt associated with certain land and real property. The new debt obligation is for $660,000 with an interest rate of 7.16% with monthly installment payments of $5,223 through January 9, 2013 at which time the remaining unpaid balance is due and payable in full. This debt obligation is secured by a first trust deed on the land and building and is personally guaranteed by the president of the Company. Proceeds from this refinancing were used to retire the previous debt associated with the land and real property having an outstanding balance of $615,012 at December 31, 2002.

On January 30, 2003, West Jordan Real Estate Holdings, Inc. entered into a capital lease for a photocopy machine. The lease has a term of 5 years, calls for a $1,056 advance payment with monthly payments of $352 and an option to purchase the photocopy machine for fair market value at the end of the lease. The lease has an outstanding balance of $12,322 at December 31, 2004.

On March 14, 2003, West Jordan Real Estate Holdings, Inc. executed a promissory note with an unrelated individual to borrow $30,000 to be repaid on or before March 14, 2004. The obligation bears interest at a rate of 4% and is unsecured. In connection with this debt transaction, the Company issued to this individual 5,000,000 (pre-reverse split) shares of the Company's common stock as additional consideration for making the loan. The shares have been valued at fair market value on the date of the transaction, $0.01 per share or $50,000 in total. This amount was recognized as current balance costs and was amortized over the 12 month life of the loan.

On May 15, 2003, Hudson entered into an agreement to sell an automobile in exchange for the assumption of the monthly payments by the buyer and the release of Hudson of all obligations and liabilities relating to the vehicle. The Company recognized a gain on sale of $701

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

Note payable bearing interest at 8%, monthly payments of
$13,487, due on demand or in monthly payments through
July 2012, secured by first trust deed on land and buildings	$958,416

Note payable bearing interest at 7.16%, monthly payments
of $5,223 through January 2013, secured by first trust deed
on land and building, guaranteed by the Company's president
and CEO. The note was amended in December 2004 to
remove the “on demand” clause	630,203

Mortgage payable bearing interest at 7.5%, monthly payments
of $6,848 through May 2008, then lump sum balloon payment
due, secured by first trust deed on land and building, and
guaranteed by the Company's President and CEO	798,056

Note payable bearing interest at 7.16%, monthly payments
of $3,061, in monthly payments through December 2012,
secured by deed of trust on land and buildings and guaranteed by the Company’s President and CEO. The note was amended
in December 2004 to remove the “on demand” clause	376,820
Note payable bearing interest at 6.99%, monthly payments
of $900, due November 2007, secured by vehicle	27,784

Notes payable, bearing interest at 4%, due January 14 2005,
unsecured	21,353

Mortgage payable bearing interest at 8.25%, monthly
payments of $298, due September 2016, secured by
first trust deed on building	27,964

Capital lease payable in monthly payments of $330 through
January 2008, secured by leased equipment	12,322

Convertible debenture payable bearing interest at 24%, due
November 1, 2007, and interest payments to be made
commencing November 1, 2004. After one year, all of the
balance, except $5,000, can be converted into shares of
common stock at 70% of the average stock closing bid
price for three trading days preceding the date of notice
of conversion	200,000

3,052,918

Less current portion	$(120,757)

$2,932,161
Scheduled principal reductions are as follows:

Year Ending December 31:

2005	$120,757
2006	106,240
2007	303,030
2008	106,140
2009	105,698
Thereafter	2,143,066
$2,893,177
At December 31, 2004, the Company was current on all notes payable.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 10 - TREASURY STOCK

The Company accounts for its treasury stock at cost. Treasury stock includes all shares of the Company owned by the Company and its subsidiaries. During the year ended December 31, 2003 the Company sold its subsidiary WHDV and accordingly, WHDV's treasury stock valued at $7,123. At December 31, 2004, there were 20,038,340 (pre-reverse split) shares of common stock reflected as treasury stock at a cost of $100,618.

NOTE 11 -	COMMITMENTS AND CONTINGENCIES

The Company and various subsidiary companies have filed suit seeking recovery of assets and other redress relating to the sale of assets, subsidiary companies or the performance of consulting services. The ultimate outcome of these various actions and their potential impact, if any, on the Company's consolidated financial statements is not presently determinable.

NOTE 12 -  SIGNIFICANT EVENTS

Disposition of Subsidiary

On August 27, 2002, the Company's subsidiary, Hudson, entered into a Stock Purchase Agreement (Agreement) for the sale of its' 79.77% ownership in Torchmail Communications, Inc. (Torchmail) to seven unrelated parties. The terms of the sale were that Hudson would transfer its 79.77% ownership in Torchmail for $300,000. The purchase price was to be paid $100,000 at closing, $100,000 120 days following closing and $100,000 180 days following closing. Payment of the $200,000 due following closing was to be secured by 1,874,601 shares of common stock which was two/thirds of the 79.77% owned by Hudson and by 9,384,543 shares of Torchmail to be issued and sold in a separate transaction. The sale of Torchmail resulted in a gain of $343,102. Since execution of the Agreement, the Company has received $100,000 paid at closing and a second $100,000 payment in February 2004. The remaining amounts owed were settled for a cash payment of $117,000 and 3,753,531 shares of the common stock of Ohana Enterprises, Inc.

During June 2003, the Company's subsidiary, Hudson, sold two condominiums in Brian Head, Utah, one to a related party (See Note 3) for a loss of $10,660. The other condominium was sold to a third party for $48,000. The net book value of $43,500, plus sale expenses of $3,549, resulted in a gain on sale of $951.

On June 19, 2003, in an inter-company tax free transaction, WHDV, a subsidiary of the Company, exchanged its shareholdings in Kearns for the DHI shareholdings in SLD. DHI, Kearns and SLD were all subsidiaries of Nexia at the time of the restructuring.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

On June 30, 2003, the Company sold its interest in WHDV to DFRC. The terms of the agreement are as follows:

a) WHDV assigns to DH1 a promissory note in the amount of $14,056;
b) WHDV waives the $112,517 receivable owed to it by Kearns;
c) Nexia waives the $1,565 receivable owed to it by WHDV, and DH1 waives the $407,854 receivable owed to it by SLD;
d) Wichita issues to DH1 a promissory note in the amount of $150,000;
e) DFRC transfers to DH1 1,148,251 shares of its restricted common stock with a guaranteed liquidation value of not less than $1 per share. DFRC shares currently have a market price of approximately $0.0001/share. The shares have been fully written off as of December 31, 2004.

Subsequently, it was determined that the receivable from WHDV was impaired, with the full allowance applied against the gain on sale. The Company recognized a net gain on sale of $129,268.

In May 2004, Hudson Consulting, a subsidiary of the Company, sold its stock investment in Caye Chapel for $90,573. There was a net gain on the sale of $36,918 after payments of Caye Chapel creditors from the sale proceeds, as agreed to in the contract of sale.

In September 2004 the Company’s subsidiary, Diversified Holdings I, Inc., recorded rental expense of $105,000 for rent on the 400 South office building for 2004 until the date of move in November 2004, in accordance with an agreement with Diversified Financial Resources Corporation. The contra entry was to Gain on Sale of Subsidiary, Wichita Development Co., to recognize part of the gain from the sale.

On December 31, 2004, the stock of four subsidiary companies was sold to We are Electric, LLC, an unrelated company, for $100. The four subsidiaries were Golden Opportunity Development Corporation, Canton Tire Recycling of West Virginia, Inc., Canton’s Wild Horse Ranch-II and Oasis International Hotel and Casino, Inc.

On the basis of a written agreement, the intercompany accounts balances of the retained Nexia companies with the four companies sold were forgiven. This resulted in a net forgiveness of debt income to the retained Nexia companies of $1,470,541. The sale of the four subsidiaries resulted in a net gain on sale of subsidiaries of $242,352.

NOTE 13 -	SEGMENT INFORMATION

Using the guidelines set forth in SFAS No. 131, Information "Disclosures about Segments of an Enterprise and Related Information," Nexia Holdings has identified two reportable segments in which it operates based on the services it provides. The reportable segments are as follows: Real estate operations ("Real Estate"), which primarily purchases, sells and rents commercial real estate; and Consulting and other operations ("Consulting and other"), which primarily provides merger and acquisition structuring services and also capital restructuring, general corporate problem solving and shareholder relations services.

Common overhead costs are included in the Consulting and other segment as other expenses.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

	For the Year
	Ended	Consulting	Real
	December 31,	and Other	Estate	Total

Revenues	2004	$121,633	$512,456	$634,089
	2003	276,565	511,020	787,585

Cost of revenues (including
mortgage interest)	2004	(1,069,329)	(1,055,139)	(2,124,468)
	2003	(287,209)	(650,121)	(937,330)

Expenses	2004	(1,349,885 ()	(652,765)	(2,002,650)
	2003	(252,648)	(694,788)	(947,436)

Interest income	2004	5,493	-	5,493
	2003	182-	182

Interest expense (not
mortgage interest)	2004	-	(115,092)	(115,092)
	2003	-	(15,596)	(15,596)

Gain/loss on sale of subsidiaries	2004	565,110	-	565,110
	2003	229,268	-	229,268

Minority share of loss	2004	7,176	-	7,176
	2003	65,113	-	65,113

Income tax expense (benefit)	2004	-	-	-
Discontinued operations	2003	-	(83,611)	(83,611)

Net income (loss) applicable
to segment	2004	(2,838,016)	(166,139)	(3,004,155)
	2003	31,271	(933,096)	(901,825)

Total assets	2004	471,584	3,534,476	4,006,060
(net of intercompany accounts)	2003	162,364	3,318,141	3,480,505

Property and equipment	2004	6,308	358,453	364,761
acquisitions	2003	-	52,359	52,359

Depreciation and amortization	2004	4,965	140,739	145,704
	2003	7,801	40,963	48,764

NEXIA HOLDINGS, INC, AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003

NOTE 14 - STOCK SUBSCRIPTION RECEIVABLE

The Company had stock subscriptions receivable of $375,009 and $28,000 at December 31, 2004 and 2003 respectively.

NOTE 15 B CONVERTIBLE DEBENTURES

On October 31, 2003, the Company issued two convertible debentures for $30,000 each. The debentures accrue interest at 18% per annum, are due November 1, 2004 and are convertible at any time after 45 days into common stock at a conversion equal to 70% of the average closing bid price of the common stock for the three trading days immediately proceeding the date of election. The Company recognized a beneficial conversion feature debt discount of $11,609 which was fully amortized to interest expense by December 31, 2003.

All except $5,000 of the debentures were paid by cash or issuing Nexia stock as of December 31, 2004, and the $5,000 balance was paid in January 2005.

On November 1, 2004, the Company issued a convertible debenture for $200,000. The debenture accrues interest at 24% per annum, is due November 1, 2007 and is convertible, except for $5,000, anytime after one year into common stock at a price equal to 70% of the average closing bid price of the common stock for three trading days immediately preceding the date of election. The Company recognized a beneficial conversion feature debt discount of $83,571 which was fully expensed in 2004.

NOTE 16 B DISCONTINUED OPERATIONS

On June 20, 2003, the Company sold its interest in Wichita Development Corporation, and consequently, its interest in Salt Lake Development Corporation and Wichita Properties, Inc., to Diversified Financial Resources Corporation.

The following is summary of the loss from discontinued operations:

	For the Years Ended
	December 31,
	2004	2003
REVENUE

Rental revenue	$-	$82,005

COST OF REVENUE

Cost associated with rental revenue	-	94,572
Interest expense associated with rental revenue	-	50,860

Total Cost of Revenue	-	145,432

	For the Years Ended December 31,
	2004		2003

GROSS MARGIN (DEFICIT)	$-		$(63,427)

EXPENSES

Impairment of marketable securities	-		-
Selling, general and administrative expense	-		22,156

Total Expenses	-		22,156

LOSS FROM OPERATIONS	-		(85,583)

OTHER INCOME (EXPENSE)

Interest income	-		407
Other income	-		1,565

Total Other Income (Expense)	-		1,972

LOSS BEFORE MINORITY INTEREST	-		(83,611)

MINORITY INTEREST	-		-

NET LOSS	$-	$	(83,611)

No income tax benefit has been attributed to the loss from discontinued operations.

NOTE 17 - SUBSEQUENT EVENTS

Through April 8, 2005, the board of directors of the Company has authorized the issuance of 1,350,000,000 shares of common stock pursuant to the S-8 Registration Statement of the Company for the payment of obligations owed to employees and contractors of the Company.

On February 1, 2005, the Board of Directors of the Company amended the “2004 Benefit Plan of Nexia Holdings, Inc.” as originally adopted on January 12, 2004 for the 8th time to increase the number of shares of common stock that the Company may issue under the terms of the plan to its employees, consultants, contractors, advisors or other individual persons to 3,503,650,000 shares, post November 1, 2004 reverse-split shares.

On February 4, 2005, the Board of Directors of the Company adopted the “2005 Benefit Plan of Nexia Holdings, Inc.” under which the Company may issue stock or stock options to employees, consultants, advisors or other individual persons. The total number of shares covered by the 2005 plan is 1,000,000,000 shares of the Company’s common stock. This plan expires on the earlier of the date that is five years from the date the plan was adopted or the date on which the one billionth share is issued.

Nexia Holdings, Inc.’s subsidiary, West Jordan Real Estate Holdings, Inc., sold its commercial property on April 20, 2004. The gross sales price was $1,860,000, and net profit from the sale was $829,166. The net cash received was $785,030 after payment of expenses of sale and the mortgage loan balance of $958,830. The sale eliminated the restriction on the use of a special savings account for build-out and major repairs at the Glendale Plaza. The Company received the balance of $50,911 for other uses.

Nexia Holdings, Inc.’s subsidiary, West Jordan Real Estate Holdings, Inc. (WJREH) received a promissory note dated May 11, 2005 for $230,000 from Diversified Financial Resources Corporation and BTA Mineral Servitude Corporation, S.A. DE C.V., a foreign corporation. The annual interest rate is 8%, and it is due in full May 11, 2006 for principal and any accrued but unpaid interest. In the event the note is not paid in full by the due date, monthly payments of not less than $5,000 shall commence on June 11, 2006 at an annual interest rate of 18%. Security for the note is an assignment of royalty interest by BTA Mineral Servitude corporation, S.A. DE C.V. to WJREH.

The note is to be considered full payment and satisfaction of two previous notes to Nexia Holdings, Inc. of $100,000 dated December 16, 2004 and $30,000 dated April 1, 2005 and an additional $100,000 in cash on the date of this note. WJREH issued a check for $130,000 to Nexia to be considered full payment of the balance of the two notes, originally totaling $130,000, and accrued interest.

NEXIA HOLDINGS, INC.

Unaudited Financial Statements

for the Quarter Ended

September 30, 2005

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PAGE

Consolidated Balance Sheets	98

Consolidated Statements of Operations and Other Comprehensive Income (Loss)	100

Consolidated Statements of Cash Flows	102

Notes to Consolidated Financial Statements	104

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30	December 31
ASSETS	2005	2004
	(Unaudited)

Cash and cash equivalents	$343,487	$152,413
Restricted cash	-	80,078
Accounts and notes receivable, trade, net	22,796	108,404
Accounts receivable - related party (Note 3)	-	23,808
Notes receivable - net of allowance of $390,170 and
$315,950 respectively	66,132	137,799
Prepaid expenses	11,883	18,783
Marketable securities	207,362	44,549

TOTAL OF CURRENT ASSETS	651,660	565,834

PROPERTY AND EQUIPMENT

Property and equipment, net	2,733,831	2,935,052
Land	689,295	489,295

TOTAL NET PROPERTY AND EQUIPMENT	3,423,126	3,424,347

OTHER ASSETS

Loan costs, net	13,199	15,879

TOTAL OTHER ASSETS	13,199	15,879

TOTAL ASSETS	$4,087,985	$4,006,060

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets, (Continued)

	September 30	December 31
LIABILITIES AND STOCKHOLDERS' EQUITY	2005	2004
	(Unaudited)

CURRENT LIABILITIES

Accounts payable	$78,844	$243,441
Accrued liabilities	223,860	209,480
Unearned rent	-	23,094
Deferred revenue	508	356
Refundable deposits	17,892	15,041
Convertible debentures	-	5,000
Current maturities of long-term debt	928,901	120,757

TOTAL CURRENT LIABILITIES	1,250,005	617,169

LONG-TERM LIABILTIES

Convertible debenture	200,000	200,000
Long-term debt	1,492,127	2,732,161

TOTAL LONG-TERM LIABILITIES	1,692,127	2,932,161

TOTAL LIABILITIES	2,942,132	3,549,330

MINORITY INTEREST	92,499	15,315

STOCKHOLDERS' EQUITY (DEFICIT) (Note 5)
Preferred Series B stock, $0.001 par value, 50,000,000 shares
authorized, 8,000,000 shares issued and outstanding	8,000	8,000

Preferred Series C stock, $0.001 par value, 5,000,000 shares
authorized, 100,000 shares issued and outstanding	100	100

Common stock $0.001 par value, 10,000,000,000 shares authorized,
3,489,945,834 and 1,747,945,834 shares issued (post reverse split)
and outstanding, respectively	3,489,946	1,747,946
Additional paid-in capital	10,933,287	12,396,385
Treasury stock -29,138 and 29,138 shares
at cost, respectively	(100,618)	(100,618)
Stock subscriptions receivable	(20,993)	(375,009)
Other comprehensive Loss	(23,944)	(6,767)
Accumulated deficit	(13,232,424)	(13,228,622)

Total Stockholders’ Equity	1,053,354	441,415

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$4,087,985	$4,006,060

The accompanying notes are an integral integral part of these consolidated financial statements.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
REVENUE
Consulting Revenue	$-	$52,700	$-	$109,133
Rental Revenue	46,880	132,947	254,702	379,958

TOTAL REVENUE	46,880	185,647	254,702	489,091

COSTS OF REVENUE
Costs associated with consulting revenue	-	96,506	-	349,329
Costs associated with rental revenue	47,625	223,521	235,764	520,170
Interest associated with rental revenue	41,889	55,771	140,930	171,085

TOTAL COST OF REVENUE	89,514	375,798	376,694	1,040,584

GROSS DEFICIT
Gross deficit from consulting operations	-	(43,806)	-	(240,196)
Gross deficit from real estate operations	(42,634)	(146,345)	(121,992)	(311,297)

GROSS DEFICIT	(42,634)	(190,151)	(121,992)	(551,493)

EXPENSES
Impairment of marketable securities	-	6,935	-	194,827
General and administrative expense	165,860	192,955	717,314	1,052,374

TOTAL EXPENSES	165,860	199,890	717,314	1,247,201

OPERATING LOSS	(208,494)	(390,041)	(839,306)	(1,798,694)

OTHER INCOME (EXPENSE)

Interest expense	(13,289)	(2,562)	(39,327)	(8,456)
Interest income	18,529		51,692	-
Income from litigation settlement	30,000	-	211,500	-
Gain on disposal of assets	-		756,471	-
Gain on settlement of debt	-	-	-	15,000
Gain on sale of subsidiaries	-	73,849	-	313,119
Gain (loss) on marketable securities	145		1,836	-

Other Expense - Forgive Debt	(71,342)		(71,342)
Other Income (expense)	24	14,828	1,858	25,194

TOTAL OTHER INCOME (EXPENSE)	(35,933)	86,115	912,688	344,857

NET INCOME (LOSS) BEFORE
MINORITY INTEREST	(244,427)	(303,926)	73,382	(1,453,837)

MINORITY INTEREST IN INCOME (LOSS)	1,486	2,350	(77,184)	3,025

NET INCOME( LOSS)	(242,941)	(301,576)	(3,802)	(1,450,812)

Other Comprehensive Loss	(356)	-	(23,944)	-

TOTAL COMPREHENSIVE INCOME (LOSS)	$(243,297)	$(301,576)	$(27,746)	$(1,450,812)

The accompanying notes are an integral of these consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income (loss) per common share, basic and diluted

Income (loss) before minority loss	$(0.0001)	$(0.1533)	$-	$(1.5719)
Minority interest in income (loss)	-	-	-	-

Net income (loss) per weighted average common
shares outstanding	$(0.0001)	$(0.1533)	$-	$(1.5719)

Weighted average shares outstanding - basic & diluted	3,933,316,000	1,966,904	3,053,249,863	922,947

(Weighted average shares outstanding have been adjusted retroactively to reflect a reverse stock split on November 1, 2004)

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For The Nine Months Ended
	September 30
	2005	2004
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss)	$(3,802)	$(1,450,812)
Adjustments to reconcile net income (loss)
to net cash used in operating activities:
Impairment of marketable securities	-	194,827
Change in minority interest	77,184	(3,025)
Depreciation	93,145	99,574
Intrinsic and fair value of stock options issued	56,750	396,985
Issued common stock for services	81,519	752,207
Issued preferred stock for services	-	8,000
Amortization of expense prepaid with common stock	-	13,333
Revaluation of variable deferred consulting	-	45,600
Bad debts expense	74,220	-
Changes in operating assets and liabilities:
Increase in restricted cash	-	(79,674)
Accounts receivable	85,608	(87,502)
Accounts receivable, related party	23,808	(27,030)
Prepaid Expenses	6,900	(2,926)
Marketable securities	(1,988)	-
Other Assets	2,680	10,179
Accounts payable	(119,257)	71,814
Accrued liabilities	14,380	30,521
Unearned rent	(23,094)	-
Deferred revenue	152	6,184
Refundable deposits	2,851	(150)
Convertible debentures	(5,000)	-
Deferred gain on sale of subsidiary		(21,770)
Current portion of WVDEP liability		(20,000)
Net cash provided by (used) in operating activities	366,056	(63,665)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash loaned on notes receivable	-	(20,431)
Cash received on notes receivable	-	6,790
Note receivable from litigation settlement	(20,000)	-
Adjustment between notes receivable and
accounts receivable balances	(2,184)	-
Correction of duplicate entry, previous period	539	-
Investment in a limited liability company	(20,000)
Purchase of marketable securities		(34,757)
Purchase of marketable securities - restricted	(4,002)	-
Restricted stock received in litigation settlement	(154,000)	-
Purchase of property, plant and equipment	(154,584)	(255,553)
Sale of retail shopping plaza	987,659	-
Real estate from corp. acquisition	(903,603)	-
Net cash (used) in investing activities	(269,284)	(303,951)

The accompanying notes are an integtal part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, (Continued)

	For The Nine Months Ended September 30
	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES	(Unaudited)	(Unaudited)

Principal payments on long-term debt	(91,474)	(97,351)
Proceeds from long-term debt	65,224	104,090
Proceeds from issuing stock	-	-
Receipt of stock subscriptions receivable	388,516	21,000
Issuance of common stock for stock option exercise	38,506	339,319
Pay off note payable, sale of retail shopping plaza	(938,255)	-
Acquisition of another corporation	551,707
Net cash provided by financing activities	14,224	367,058

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	110,996	(558)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	232,491	94,073

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$343,487	93,515

SUPPLEMENTAL DISCLOSURE OF INFORMATION

CASH PAID FOR:

Interest	$176,792	166,115

Income taxes	$-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:

Preferred stock issued for services	$-	$8,000
Common stock issued for services	$81,519	$752,207
Intrinsic and fair value of options issued	$56,750	$341,036
Common stock issued for subscription receivable	$34,500	$22,281
Common stock issued for variable deferred consulting	$-	$43,988
Common stock issued for building improvements	$22,287	$98,733

The accompanying notes are an integral part of these consolidated financial statements

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
September 30, 2005

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited consolidated financial statements for Nexia Holdings, Inc. and Subsidiaries (the Company) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included in its December 31, 2004 Annual report on Form 10-KSB. Operating results for the nine months ended September 30, 2005 are not indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has incurred cumulative operating losses through September 30, 2005 of $13,232,424 which raises substantial doubt about the Company’s ability to continue as a going concern. This represents an increase in the cumulative operating losses of $242,941 for the quarter ended September 30, 2005. The Company had a negative working capital balance at September 30, 2005 of $598,345.

Revenue has not been sufficient to cover the Company’s operating costs. Management’s plans to enable the company to continue as a going concern include the following:

•	Increase revenue from rental properties by implementing new marketing programs.

•	Make improvements to certain rental properties in order to make them more marketable.

•	Reduce expenses through consolidating or disposing of certain subsidiary companies.

•	Purchase revenue producing real estate.

•	Decrease payroll expenses.

•	Raise additional capital through equity line of credit of the Company’s common stock.

•	Use stock and option-based compensation to cover payroll and other permissible labor costs.

There can be no assurance that the Company can or will be successful in implementing any of its plans or that they will be successful in enabling the company to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - OUTSTANDING STOCK OPTIONS

A summary of the status of the Company’s stock option plans as of September 30, 2005 and 2004 and changes during those periods is presented below. The numbers of options reflect the effect of the November 1, 2004 reverse stock split:

	Average Exercise		Average Exercise
	Shares	Price	Shares	Price
Outstanding,

Beginning of period	822,500	$-	-	$-

Granted	1,000,000	0.00016	2,897,524	0.003

Exercised	(1,000,000)	0.00016	(2,075,024)	0.003

Outstanding, end
of period	822,500	0.00016	822,500	0.003

Exercisable	669,250	0.00016	822,500	0.003

The Company determined the fair value of the stock options issued during the periods at the grant dates by using the Fair Market Value on the date of option grant less the 75% share of cash received by the Company.

The outstanding end of period price of $0.00016 is an average price per share.

NOTE 4 - COMMON STOCK

During the nine months ended September 30, 2005, the Company issued 1,650,000,000 shares of common stock pursuant to the Company’s S-8 Registration Statement.

During the period January 1, 2005 to September 30, 2005, the Company issued 100,000,000 shares of common restricted stock. During the same period, 8,000,000 shares of common restricted stock issued during the quarter ended December 31, 2004 were returned and cancelled.

NOTE 5 - ACQUISITION OF SALT LAKE DEVELOPMENT CORPORATION

A stock purchase and release agreement dated August 8, 2005 was signed under which Nexia’s subsidiary, Diversified Holdings 1, Inc., acquired 99% of the stock in Salt Lake Development Corporation for the payment of $20,000 and settlement of $308,000 of notes payable owed by Diversified Financial Resources Corporation to Nexia and two of its subsidiaries.

The primary asset of Salt Lake Development Corporation is an office building at 268 West 400 South, Salt Lake City, UT encumbered by a mortgage of approximately $557,000. All of the assets, liabilities and equity of Salt Lake Development Corporation are included in the September 30, 2005 financial statements.

NOTE 6 - SUBSEQUENT EVENTS

Nexia subsidiary, Diversified Holdings 1, Inc., invested $100,000 in Landis, LLC, for a 20% interest, on November 2, 2005. Landis is a new, upscale hair salon in Salt Lake City, UT which opened for business on November 10, 2005 at the corner of 900 East and 1300 South. Richard Surber, CEO of Nexia, holds a 60% interest in Landis, LLC, and he has made, or will make, a $300,000 investment for his 60% interest. Consequently, the investment in Landis, LLC may be deemed a related party transaction.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On December 1, 2005, HJ & Associates, LLC (the “Former Accountant”) resigned as the auditors for the Company.

The reports of the Former Accountant on the financial statements of the Company for each of the two most recent fiscal years, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles for the two most recent fiscal years and the first two subsequent interim periods of 2005, except that the Former Accountant’s opinion in its report on the Company’s financial statements expressed substantial doubt with respect to the Company’s ability to continue as a going concern for the last two fiscal years.

During the Company’s two recent fiscal years and the subsequent interim periods through the date of resignation, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B except for the following:

The Former Accountant advised management that the most recent interim report, the 10-QSB for the period ended September 30, 2005 was filed prior to the Former Accountant completing its review and that they were requesting corrections be made to the consolidation and the accounting for the acquisition by the Company of Salt Lake Development Corporation. This report has been amended and a 10-QSB/A was filed on December 14, 2005, with the Company’s new accountant Bongiovanni & Associates, P.A. conducting the review, including changes to the consolidation and accountings related to the acquisition of Salt Lake Development Corporation.

During the Company’s two most recent fiscal years and the subsequent interim period through the date of resignation, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on these financial statements for those periods.

On December 8, 2005, Bongiovanni & Associates, P.A. (the “New Accountant”) of 17111 Kenton Drive, Suite 204-B, Cornelius, North Carolina 28031 was retained as the auditors for the Company.

In making the selection of the New Accountant the Company’s management and board of directors reviewed auditor independence issues and the absence of any pre-existing business or commercial relationship with the new accountant and concluded that there are no such relationships that would impair the independence of the New Accountant.

During the two fiscal years ended December 31, 2003 and December 31, 2004 and through December 8, 2005, the Company did not consult with Bongiovanni & Associates regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) or Regulation S-B.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 78.7502 and 78.751 of the Nevada Business Corporation Act, as amended, provide for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation.

The Company's Amended and Restated Articles of Incorporation provide that the personal liability of a director or officer of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty, for any action taken or for any failure to take any action, as a director or officer, shall be eliminated to the fullest extent permissible under Nevada law, except for (a) acts or omissions which involve intentional misconduct, fraud, infliction of harm on the Company or its stockholders or a knowing violation of criminal law, (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes, or (c) the amount of a financial benefit received by a director to which he is not entitled.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering, all of which will be paid by Nexia:

SEC Registration Fee                            $ 633.50
Accounting Fees and Expenses                      10,000.00
Legal Fees and Expenses                                                             55,000.00
Printing Expenses  1,000.00
Transfer Agent and Registrar Fees and Expenses                           2,000.00
Miscellaneous                                11,366.50
Total                                     $80,000.00

RECENT SALES OF UNREGISTERED SECURITIES

In March of 2003, a Stock Purchase Agreement was entered into between Nexia Holdings, Inc. and Chen Li, an individual resident of San Diego, California, whereby Nexia sold to Ms. Li Five Million (5,000,000) shares of restricted common stock of Nexia as consideration for Ms. Li making a loan in the sum of $30,000 to Nexia's subsidiary corporation, West Jordan Real Estate Holdings, Inc. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

On August 25, 2003, Nexia issued Three Million (3,000,000) shares of common stock to The Company Reporter, Inc. in exchange for a six-month contract for investor relations services. The Company Reporter Inc. is a full service investor relations firm specializing in growth stock. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

On January 29, 2004, the board of directors authorized the issuance of 10,000,000 shares of the Company’s common stock to each of the Company’s directors, Richard Surber, Gerald Einhorn, Adrienne Bernstein and John E. Fry, Jr. The stock was issued as compensation for the services provided by the directors and was issued with a restrictive legend and pursuant to Section 4(2) of the Securities Act of 1933.

On April 8, 2004, the Company's board of directors authorized the issuance of 5,000,000 shares of the Company's common stock to Ronald Friedman for services rendered to the Company. The shares were issued with a restrictive legend and issued pursuant to Section 4(2) of the Securities Act of 1933 in a private transaction.

On September 21, 2004, the Company authorized the issuance of 8,000,000 shares of its Series B Preferred Stock to Richard Surber. The shares were issued to retain Mr. Surber as a personal guarantor of certain mortgages for the Company and valued at $8,000.

The Company issued 100,000,000 shares of its restricted common stock to Equitilink, LLC as compensation for public relations and communication services performed by Equitilink for the benefit of the Company. The shares were issued pursuant to a written contract for services as more fully set forth in the January 7, 2005 Form 8-K filed by the Company. The services contracted for with Equitilink included the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of the Company’s activities and to stimulate the investment community's interest in the Company. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1993.

INDEX OF EXHIBITS
Exhibit No.	Exhibit Page No.	Description
3(i)(a)	120	Articles of Incorporation of the Company in Colorado, 1987.
3(i)(b)	128-131	Articles of Amendment to change the name of the Company.
3(i)(c)	132	Articles of Incorporation of Kelly’s Coffee Group, Inc. filed with the Secretary of State of Nevada on August 3, 2000.
3(i)(d)	138
Articles of Merger merging Kelly’s Coffee Group, Inc., a Colorado Corporation into Kelly’s Coffee Group, Inc., a Nevada Corporation, filed with the Secretary of State of Colorado on September 22, 2000, and with the Secretary of State of Nevada on October 5, 2000.

3(i)(e)	145	Restated Articles of Incorporation of the Company.
3(i)(f)	148	Amendment to the Articles of Incorporation changing the Company’s name from Kelly’s Coffee Group, Inc. to Nexia Holdings, Inc.
3(ii)	150	Bylaws of Nexia Holdings, Inc.
4	162	Form of certificate evidencing shares of "Common Stock” in the Company.
5	163	Legal Opinion.
10(i)	165	Investment Agreement between Nexia Holdings, Inc. and Dutchess Private Equities Fund, L.P.
10(ii)	191	Registration Rights Agreement between Nexia Holdings, Inc. and Dutchess Private Equities Fund, LP.
23	203	Consent of Auditor.

UNDERTAKINGS

A.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.	Nexia will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this registration statement at the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

C.  Nexia will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(2) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ``Calculation of Registration Fee'' table in the effective registration statement; and

(3)	Include any additional or changed material information on the plan of distribution.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on January 12 , 2006.

Nexia Holdings, Inc.

Date: January 12 , 2006	By:	/s/ Richard Surber
Richard Surber President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Richard Surber                                                      January 12 , 2006
Richard Surber
President and Director

/s/ Gerald Einhorn .                                                     January 12 , 2006
Gerald Einhorn
Vice-President and Director

/s/ Adrienne Bernstein.                     January 12 , 2006
Adrienne Bernstein
Director